PROSPECTUS SUPPLEMENT

(To Prospectus dated December 31, 2024)

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279203

RANGE IMPACT, INC.

PROSPECTUS

33,166,670 Shares of Common Stock

This prospectus supplement 2 updates, amends and supplements our prospectus dated December 31, 2024 (which was contained in our Registration Statement on Form S-1 (File No. 333-279203) (the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is traded on the OTC Markets Group Inc.’s OTCQB tier under the symbol “RNGE”. On November 18, 2025 the closing price of our common stock was $0.16 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors for our common stock, which are described in the Prospectus, as supplemented.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 19, 2025

INDEX TO FILINGS

Annex

Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025	A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2025

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____ to _____

Commission File Number: 000-53832

RANGE IMPACT, INC.

(Exact name of registrant as specified in its charter)

Nevada	75-3268988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Park Avenue, Suite 400
Cleveland, OH	44122
(Address of principal executive offices)	(Zip Code)

(216) 304-6556

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock	RNGE	OTCQB

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐ No ☒

As of November 13, 2025, there were 112,282,745 shares of the registrant’s common stock, $0.001 par value per share, outstanding.

RANGE IMPACT, INC.

Quarterly Report on Form 10-Q

For the Quarterly Period Ended

September 30, 2025

2

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements (Unaudited)

RANGE IMPACT, INC.

CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2025 (UNAUDITED) AND DECEMBER 31, 2024	4

CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND SEPTEMBER 30, 2024	5

CONSOLIDATED UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND SEPTEMBER 30, 2024	6

CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND SEPTEMBER 30, 2024	7

NOTES TO THE CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS	8

3

RANGE IMPACT, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2025 (unaudited)	December 31, 2024
Assets

Current Assets
Cash and cash equivalents	$285,388	$167,286
Accounts receivable	447,162	3,209,070
Contract assets	-	154,354
Prepaid expenses	52,897	28,723
Deposits	15,395	-
Equipment held for sale	-	733,613
Total current assets	800,842	4,293,046
Long-term Assets
Land	56,618,965	1,008,897
Property and equipment, net of accumulated depreciation	135,285	890,772
Total long-term assets	56,754,250	1,899,669
Total Assets	$57,555,092	$6,192,715

Liabilities and Stockholders’ Equity

Current Liabilities
Line of credit	$-	$2,000,000
Current portion of long-term debt	-	789,719
Current portion of bank debt	300,000	-
Accounts payable	499,211	556,562
Accrued expenses	1,895,284	197,328
Total current liabilities	2,694,495	3,543,609
Long-term Liabilities
Bank debt, net of current portion	1,500,000	-
Long-term debt, net of current portion	-	1,814,701
Asset retirement obligation	47,539,147	-
Total long-term liabilities	49,039,147	1,814,701
Total liabilities	51,733,642	5,358,310

Stockholders’ Equity
Common stock, par value $0.001 per share; 1,000,000,000 shares authorized; 112,282,745 and 104,727,189 shares issued and outstanding, respectively	112,283	104,727
Additional paid-in-capital	58,920,984	57,609,560
Accumulated deficit	(53,211,817)	(56,879,882)
Total stockholders’ equity	5,821,450	834,405
Total Liabilities and Stockholders’ Equity	$57,555,092	$6,192,715

See accompanying notes to the consolidated financial statements.

4

RANGE IMPACT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenues	$778,767	$2,171,655	$2,865,950	$8,431,286
Cost of services	970,495	2,564,583	2,545,505	8,954,289
Gross profit (loss)	(191,728)	(392,928)	320,445	(523,003)

Operating expenses:
General and administrative	378,825	473,942	1,562,743	2,115,542
Total operating expenses	378,825	473,942	1,562,743	2,115,542

Profit (loss) from operations	(570,553)	(866,870)	(1,242,298)	(2,638,545)

Other income (expense):
Other income	-	33,586	83,627	52,176
Gain on bargain purchase	-	-	5,602,484	-
Gain (loss) on sale of fixed assets	(24,583)	(3,751,680)	1,085	(3,751,680)
Deficiency claim on returned equipment	-	-	(560,402)	-
Interest expense	(38,245)	(155,404)	(216,431)	(496,322)
Total other income (expense)	(62,828)	(3,873,498)	4,910,363	(4,195,826)

Income (loss) from continuing operations	(633,381)	(4,740,368)	3,668,065	(6,834,371)
Loss from discontinued operations	-	(177,015)	-	(465,933)
Income tax expense	-	2,955	-	59,555
Net income (loss)	$(633,381)	$(4,920,338)	$3,668,065	$(7,359,859)

Net profit (loss) per share – basic and diluted	$(0.01)	$(0.05)	$0.03	$(0.07)
Weighted average number of common shares outstanding – basic and diluted	108,094,100	103,148,561	107,446,519	102,442,788

See accompanying notes to the consolidated financial statements.

5

RANGE IMPACT, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Three Months Ended September 30, 2025
	Common Stock		Additional
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance as of June 30, 2025	108,616,078	$108,616	$58,374,651	$(52,578,436)	$5,904,831
Shares issued	3,666,667	3,667	546,333	-	550,000
Stock based compensation	-	-	-	-	-
Net loss	-	-	-	(633,381)	(633,381)
Balance as of September 30, 2025 (Unaudited)	112,282,745	$112,283	$58,920,984	$(53,211,817)	$5,821,450

	Three Months Ended September 30, 2024
	Common Stock		Additional
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance as of June 30, 2024	104,727,189	$104,727	$57,600,580	$(49,521,320)	$8,183,987
Shares issued	-	-	-	-	-
Stock based compensation	-	-	4,490	-	4,490
Net loss	-	-	-	(4,920,338)	(4,920,338)
Balance as of September 30, 2024 (Unaudited)	104,727,189	$104,727	$57,605,070	$(54,441,658)	$3,268,139

	Nine Months Ended September 30, 2025
	Common Stock		Additional
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance as of December 31, 2024	104,727,189	$104,727	$57,609,560	$(56,879,882)	$834,405
Shares issued for cash	7,555,556	7,556	1,142,444	-	1,150,000
Stock based compensation	-	-	168,980	-	168,980
Net profit	-	-	-	3,668,065	3,668,065
Balance as of September 30, 2025	112,282,745	$112,283	$58,920,984	$(53,211,817)	$5,821,450

	Nine Months Ended September 30, 2024
	Common Stock		Additional
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance as of December 31, 2023	101,023,485	$101,023	$56,547,804	$(47,081,799)	$9,567,028

Shares issued for cash	3,703,704	3,704	996,296	-	1,000,000
Stock based compensation	-	-	60,970	-	60,970
Net loss	-	-	-	(7,359,859)	(7,359,859)
Balance as of September 30, 2024	104,727,189	$104,727	$57,605,070	$(54,441,658)	$3,268,139

See accompanying notes to the consolidated financial statements.

6

RANGE IMPACT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$3,668,065	$(7,359,859)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on bargain purchase	(5,602,484)	-
Net gain on asset disposals	(1,085)	-
Deficiency claims on returned equipment	560,402	-
Net loss on Collins Building disposal	-	3,043,799
Net loss on sale of assets	-	707,881
Gain on disposition of business	-	(100)
Fair value of vested stock options	168,980	60,970
Depreciation	150,381	1,594,152
Accretion on asset retirement obligations	1,243,945	-
Changes in operating assets and liabilities:
Accounts receivable	(219,421)	3,024,835
Unbilled receivables	22,813	26,800
Contract assets	154,354	(449,729)
Prepaid expenses and other current assets	(24,174)	85,349
Deposits	(15,395)	1,442
Accounts payable	(57,351)	(2,614,262)
Accrued expenses	(29,919)	10,818
Deposits from discontinued operations	-	8,534
Net cash provided by (used in) operating activities	19,111	(1,859,370)

Cash flows from investing activities:
Cash paid for asset retirement obligations	(753,866)	-
Equipment purchases	(100,000)	-
Proceeds from asset sales	525,000	270,000
Net insurance proceeds from casualty loss	-	160,000
Net proceeds from disposition of Graphium Biosciences	-	100
Net cash provided by (used in) investing activities	(328,866)	430,100

Cash flows from financing activities:
Issuance of shares for cash	1,150,000	1,000,000
Repayment of line of credit	(200,000)	(300,000)
Repayment of long-term debt	(522,143)	(1,202,944)
Net cash provided by (used in) financing activities	427,857	(502,944)

Net increase (decrease) in cash and cash equivalents	118,102	(1,932,214)

Cash and cash equivalents - beginning of period	167,286	2,176,800
Cash and cash equivalents - end of period	$285,388	$244,586

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$148,810	$43,303

Supplemental schedule of Non-Cash Investing and Financing Activities:
Conversion of line of credit and short term note to bank term loan	$1,800,000	-
Debt reduction from equipment returned to lender	$914,803	-
Debt forgiveness related to Collins Building asset disposal	$-	$2,940,836

See accompanying notes to the consolidated financial statements.

7

RANGE IMPACT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(Unaudited)

1. BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Range Impact, Inc. (the “Company”, “we”, “us” or “our”), was incorporated in the State of Nevada on June 29, 2007.

Since inception, the Company has undergone several strategic transformations conducting prior operations under the names Legend Mining Inc., Stevia First Corp., Vitality Biopharma, Inc., and Malachite Innovations, Inc. In December 2023, the Company adopted its current name and reorganized into six operating segments: Range Reclaim, Range Water, Range Security, Range Land, Range Minerals, and Graphium Biosciences. The Company expanded its environmental services operations through the acquisitions of Range Environmental Resources, Inc. and Range Natural Resources, Inc. in May 2022, and Collins Building & Contracting, Inc. in August 2023. The Company subsequently sold substantially all of the assets of Collins Building in August 2024 and divested Graphium Biosciences, Inc. in September 2024, as described in more detail in Note 4. As of June 2025, the Company conducts its business under two operating segments: Range Land and Range Services.

Significant land and asset acquisitions include:

●	Hobet Mine Acquisition (September 2023): The Company acquired 1,745 acres of surface and mineral interests in Lincoln and Boone Counties, West Virginia, for a total cash purchase price of $948,376.

●	Fola Mine Acquisition (March 2025): The Company acquired 120,154 acres of fee, surface, and mineral interests at the Fola Mine Complex in Clay and Nicholas Counties, West Virginia (the “Fola Acquisition”). The acquisition included 15 mining permits with an estimated reclamation obligation of $29.3 million and assumed management responsibility for 21 additional mining permits with a $13.8 million reclamation bond. The Company also assumed two coal royalty contracts, and a 25-year lease for a large-scale solar project. The Fola Acquisition is described in more detail in Note 3.

●	Ramp Run Mine Transaction (May 2025): The Company entered into a Transaction Advisory Agreement (“Advisory Agreement”) with AppleAtcha Land, LLC (“AppleAtcha”) and WV Reclaim Co, LLC (“Reclaim”), pursuant to which AppleAtcha and Reclaim agreed to pay the Company $750,000 and $25,000, respectively (collectively, the “Advisory Fee”) in connection with the Company’s purchase of (i) approximately 424.80 acres of surface interests and 3,773.60 acres of mineral interests and (ii) three (3) related mining permits ((i) and (ii) collectively referred to herein as the “Ramp Run Mine”).

●	Winoc Acquisition (June 2025): The Company acquired two mining permits and assumed an associated coal lease at the Fola Mine (the “Winoc Acquisition”), recognizing an asset retirement obligation of $10,399,477 and derecognizing a reclamation bond obligation of $5,184,920.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, during the nine months ended September 30, 2025, the Company incurred a net loss of $1,934,419 (net of the gain on bargain purchase of $5,602,484 related to the Fola Acquisition) and generated $19,111 of cash in the Company’s operating activities, and has an accumulated deficit of $53,211,817. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the accompanying financial statements are issued. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and/or raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company is actively seeking additional financing and other sources of capital to fund its currently estimated level of operations. However, these estimates could differ from actual capital needs if the Company’s business encounters unanticipated difficulties, or if its estimates of the amount of cash necessary to operate its business prove to be wrong, and the Company uses its available financial resources faster than it currently expects. No assurance can be given that any future financing or capital, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Additionally, even if the Company does raise sufficient capital to support its operating expenses and generate revenues, there can be no assurances that the revenue will be sufficient to enable it to develop business to a level where it will generate profits and cash flows from operations.

8

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) and with the instructions to Form 10-K and Article 8 of Regulation S-X. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: CLV Azurite Land LLC, Collins Building & Contracting, Inc., Graphium Biosciences, Inc. (sold in September 2024 and included in discontinued operations in 2024), Range Environmental Resources, Inc., Range Land, LLC, Range Minerals, LLC, Range Natural Resources, Inc., Range Reclaim, LLC, Range Rock Creek Land, LLC, Range Security, LLC, Range Security Resources, LLC, Range Sky View Land, LLC, Range Water, LLC, and Terra Preta, LLC, and have been prepared in accordance with accounting principles generally accepted in the United States of America. Intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current period’s presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Discontinued Operations

During the third quarter of 2024, the Company sold its wholly-owned subsidiary Graphium Biosciences, Inc. In accordance with GAAP, assets and liabilities of discontinued operations are presented separately in the Consolidated Balance Sheets, and results of discontinued operations are reported as a separate component of consolidated net loss or net income in the Consolidated Statements of Operations, for all periods presented, resulting in changes to the presentation of certain prior period amounts.

Refer to Note 4 for additional discussion of discontinued operations and disposition of assets. All other notes to these consolidated financial statements present the results of continuing operations and exclude amounts related to discontinued operations for all periods presented.

Business Combinations

Business combinations are accounted for using the purchase method of accounting under ASC 805, “Business Combinations”. This method requires the Company to record assets and liabilities of the businesses acquired at their estimated fair values as of the acquisition date. Any excess of the cost of the acquisition over the fair value of the net assets acquired is recorded as goodwill. Any excess of the fair value of the net assets acquired over the cost of the acquisition is accounted for as a bargain purchase gain. Determining the fair value requires management to make estimates and assumptions including discount rates, rates of return on assets, and long-term sales growth rates.

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers”. The core principle of the ASC 606 revenue standard is that a company should recognize revenue by analyzing the following five steps: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) each performance obligation is satisfied.

Since the Fola Acquisition in March 2025, the Company’s revenues primarily consist of royalty payments from third-party contract miners based on the sale of coal mined on our land. Prior to the Fola Acquisition discussed above, the Company invoiced customers and recognized revenue on a periodic basis for equipment and labor hours provided to a customer on a particular job based on an agreed-upon hourly rate sheet or a fixed amount for a project. The Company also invoiced customers and recognized revenue for equipment mobilization fees and materials and supplies required to complete a project. The Company invoiced for the sales of chemicals, stone and other products and recognized revenue when the products were delivered to the customer’s designated site or when control of these products was transferred to its customers, in an amount that reflected the consideration the Company expected to be entitled to in exchange for those products. Sales taxes and other taxes that the Company collects concurrently with revenue producing activities are excluded from revenue. Costs for equipment, labor and chemicals are generally expensed as incurred since the projects are generally short-term and not subject to a contract. The Company also invoiced customers for the provision of environmental security services at an agreed-upon hourly rate for each project. All revenue is recognized at a point in time.

Beginning in 2024, the Company recognizes revenue on reclamation contracts over time as performance obligations are satisfied due to the continuous transfer of control to the customer. The Company’s contracts are generally accounted for as a single performance obligation since the Company is providing a significant service of integrating components into a single project. The Company recognizes revenue using a cost-based input method by which actual costs incurred relative to total estimated contract costs determine, as a percentage, progress toward contract completion. This percentage is applied to the contract price to determine the amount of revenue to recognize. The Company believes the cost-based input method is the most faithful depiction of performance because it directly measures the value of the services transferred to the customer.

Contract Estimates

Due to the nature of the Company’s performance obligations, the estimation of total revenue and cost at completion is subject to many variables and requires significant judgment. Since a significant change in one or more of these variables could affect the profitability of contracts, the Company reviews and updates contract-related estimates regularly through a review process in which the Company reviews the progress and execution of performance obligations and the estimated cost at completion.

The Company recognizes adjustments in estimated profit on contracts under the cumulative catch-up method. Under this method, the impact of the adjustment on profit recorded to date is recognized in the period the adjustment is identified. Revenue and profit in future periods of contract performance is recognized using the adjusted estimate. If at any time the estimate of contract profitability indicates an anticipated loss on the contract, a provision for the entire loss is recognized in the period it is identified.

9

Contract Modifications

Contract modifications can occur during the performance of the Company’s contracts. Contracts may be modified to account for changes in contract specifications or requirements. In most instances, contract modifications are for goods or services that are not distinct, and, therefore, are accounted for as part of the existing contract.

Cost and Expense Recognition

Contract costs include all direct labor, materials, equipment mobilization, subcontractor, and equipment costs, and those indirect costs related to contract performance, such as indirect labor, tools and supplies. Costs are recognized as incurred.

The Company recognizes revenue from contracts for financial reporting purposes over time. Progress toward completion of the Company’s contracts is measured by the percentage of cost incurred to date compared to estimated total costs for each contract. This method is used because management considers total cost to be the best available measure of progress on contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change significantly over the course of the contract’s performance.

Revenue earned over time compared to a point in time is as follows for the three and nine months ended September 30, 2025 and 2024.

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024

Earned over time	$-	$13,572
Point in time	778,767	2,158,083
Total revenue	778,767	2,171,655

	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024

Earned over time	$-	$2,063,407
Point in time	2,865,950	6,367,879
Total revenue	2,865,950	8,431,286

Cost of Services

Contract costs include all direct labor, materials, subcontractor, and equipment costs and those indirect costs related to contract performance, such as indirect labor, tools and supplies. For construction contracts, costs are generally recognized as incurred. Under certain circumstances, costs incurred in the period related to future activity on contracts may be capitalized.

Costs incurred that do not contribute to satisfying performance obligations are excluded from the cost input calculation for revenue recognition. Excluded costs include both uninstalled materials and abnormal costs. Abnormal costs comprise wasted materials, wasted or rework labor and other resources to fulfill a contract that were not reflected in the price of the contract. A limited allowance for material overages and labor inefficiencies is typically included in our contract costs estimates (and by extension, in the contract price).

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. From time to time, the Company’s cash account balances exceed the balances covered by the Federal Deposit Insurance Corporation. The Company has never suffered a loss due to such excess balances.

10

Accounts Receivable

Included as a component of accounts receivable are contract receivables that represent the Company’s unconditional right, subject only to the passage of time, to receive consideration arising from performance obligations under reclamation contracts with customers. Billed contract receivables have been invoiced to customers based on contracted amounts. There were contract receivables of $0 and $154,354 at September 30, 2025 and December 31, 2024, respectively. Trade accounts receivable are stated at the amount management expects to collect from the balances outstanding as of September 30, 2025 or December 31, 2024 in the consolidated balance sheets. Based on management’s assessment, it has concluded that losses on balances outstanding as of those dates will be immaterial and therefore, no allowances were recorded for the nine months ended September 30, 2025 or the nine months ended September 30, 2024. Accounts receivable were $447,162 and $3,209,070 at September 30, 2025 and December 31, 2024, respectively. No credit loss expense was accrued in either the nine months ended September 30, 2025 or the nine months ended September 30, 2024 and there is no allowance for expected credit losses as of September 30, 2025 or December 31, 2024.

Contract Assets

Billing practices are governed by the contract terms of each project based upon costs incurred, achievement of milestones or predetermined schedules. Billings do not necessarily correlate with revenue recognized over time using the percentage-of-completion method. Contract assets include unbilled amounts typically resulting from revenue under long-term contracts when the percentage-of-completion method of revenue recognition is utilized, and revenue recognition exceeds the amount billed to the customer. The Company’s contract assets are reported on a contract-by-contract basis at the end of each reporting period. The Company classifies contract assets as current or noncurrent based on whether the revenue is expected to be recognized sooner or later than one year from the balance sheet date.

Details of contract assets arising from reclamation contracts in process as of December 31, 2024 are as follows. The Company did not have any active abandoned mine land projects as of September 30, 2025 therefore no contract assets were recognized on that date.

December 31, 2024
Costs incurred on contracts in progress	$1,513,306
Estimated earnings	1,168
Revenue earned on contracts in progress	1,514,474
Less: Billings to date	(1,360,120)
Total contract assets	$154,354

December 31, 2024
Costs and estimated earnings in excess of billings on contracts in progress	$154,354
Billings in excess of costs and estimated earnings on contracts in progress	-
Net contract assets	$154,354

Equipment Held for Sale

Following the completion of specific projects in the fourth quarter of 2024, management concluded that certain equipment would no longer be required for future projects. Consequently, these items were separated and prepared for sale. It is not yet known whether there will be a gain or loss on the disposal of the equipment held for sale, but management believes the equipment assets are currently held at fair value. The Company recorded an impairment loss of $738,913 as of December 31, 2024. These assets are reported within the Range Services operating business segment. In August of 2025, these assets were returned to the equipment manufacturer who held loans against the equipment. It is expected that these assets will be sold in the fourth quarter of 2025 and any gain or loss on the disposal will be recognized in the period in which the sale is completed.

Land

Land is carried at cost, which includes an amount of asset retirement costs equal to the amount of asset retirement obligations recognized in connection with the Fola Acquisition. The Company assesses the recoverability of its land by determining whether the cost of the land can be recovered through projected future cash flows generated by the land. No land was identified for impairment. Land is reported within the Range Land operating business segment. Refer to Note 3 for more details.

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Property & Equipment

Property and equipment is carried at cost. Expenditures for maintenance and repairs are charged to cost of services. Additions and betterments are capitalized. The cost and related accumulated depreciation of equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reflected in the current year’s earnings.

	September 30, 2025	December 31, 2024

Equipment	$637,173	$3,433,543
Accumulated depreciation	(501,888)	(2,542,771)
Net book value	135,285	890,772
Depreciation expense	$150,381	$1,868,997

The Company provides for depreciation of its property and equipment using the straight-line method for both financial reporting and federal income tax purposes over the estimated six-year useful lives of the assets.

The Company assesses the recoverability of its property and equipment by determining whether the depreciation of the assets over their remaining lives can be recovered through projected future cash flows generated by the assets. There were no assets identified for impairment as of September 30, 2025. These assets are reported within the Range Services operating business segment.

Asset Retirement Obligations

The Company recognizes asset retirement obligations (“AROs”) in accordance with ASC 410, “Asset Retirement and Environmental Obligations.” These obligations relate primarily to the Company’s legal and regulatory requirements to perform reclamation, closure, and environmental remediation activities at coal mining sites currently under management by the Company.

Under federal and state mining laws, including the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”), the Company is required to restore land and water resources disturbed by coal mining activities to their original or approved alternative condition. AROs are recognized when the legal obligation is incurred, generally at the time mining activity commences or when the Company assumes responsibility for a previously disturbed mine site.

The Company records the fair value of a liability for an ARO in the period in which it is incurred if a reasonable estimate of fair value can be made. Upon initial recognition, the Company capitalizes the cost as part of the carrying amount of the related long-lived asset. The liability is subsequently accreted over time through charges to operating expense, and the capitalized asset is depreciated over its useful life.

As of March 31, 2025, the Company recorded AROs of $43,079,071 related to the Fola Acquisition, which closed on that date. Refer to Note 3 for more details.

The total undiscounted amount of estimated future cash flows required to satisfy the Company’s AROs over a 25-year projection period was approximately $60,617,039 as of March 31, 2025. The Company uses an annual inflation rate of 2.72% to forecast these estimated future cash flows and a credit-adjusted risk-free rate of 7.18% to discount these future inflation-adjusted obligations to a present value.

The Company periodically reviews the estimated reclamation costs and timing assumptions used in calculating AROs. Changes in estimates are reflected in the period in which they occur. Actual costs may differ from those estimated due to changes in applicable laws and regulation, inflation, post-mine land use changes, and the final scope of the reclamation and water restoration activities.

The following table summarizes the changes in asset retirement obligations for the nine months ended September 30, 2025:

Asset retirement obligations as of January 1, 2025	$-
Initial asset retirement obligations as of March 31, 2025	43,079,071
Accretion expense for the period	1,243,945
Sites removed during the period	(6,429,480)
Sites added during the period	10,399,477
Expenditures during the period	(753,866)
Total asset retirement obligations as of September 30, 2025	$47,539,147

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Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as income (loss) in the period that includes the enactment date.

Leases

The Company determines whether a contract is, or contains, a lease at inception. Right-of-use assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at lease commencement based upon the estimated present value of unpaid lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at lease commencement in determining the present value of unpaid lease payments. As of September 30, 2025, the Company had no material lease commitments for longer than one year.

Stock-Based Compensation

The Company periodically issues stock options and restricted stock awards to employees and non-employees in non-capital raising transactions for services. The Company accounts for such grants issued and vesting based on ASC 718, “Compensation-Stock Compensation”, whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. Recognition of compensation expense for non-employees is in the same period and manner as if the Company had paid cash for the services. The Company recognizes the fair value of stock-based compensation within its Consolidated Statements of Operations with classification depending on the nature of the services rendered.

The fair value of the Company’s stock options is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or restricted stock, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

Basic and Diluted Income (Loss) Per Share

Basic income (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of outstanding common shares during the period. Shares of restricted stock are included in the basic weighted average number of common shares outstanding from the time they vest. Diluted income (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. Diluted income (loss) per share excludes all potential common shares if their effect is anti-dilutive. The following potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive:

	September 30, 2025	December 31, 2024
Options	12,243,376	11,594,210
Warrants	3,166,667	3,166,667
Total	15,410,043	14,760,877

Fair Value of Financial Instruments

FASB ASC 825, “Financial Instruments” requires that the Company disclose estimated fair values of financial instruments. Financial instruments held by the Company include, among others, accounts receivable, accounts payable and long-term debt. The carrying amounts reported in the balance sheets for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

As defined in FASB ASC 280 “Fair Value Measurements”, fair value is the price that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable firm inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the examination of inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories.

●	Level 1:	Quoted market prices in active markets for identical assets or liabilities
●	Level 2:	Inputs to the valuation methodology include:
	○	Quoted prices for similar assets or liabilities in active markets;
	○	Quoted prices for identical assets or similar assets or liabilities in inactive markets;
	○	Inputs other than quoted prices that are observable for the asset or liability;
	○	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
●	Level 3:	Unobservable inputs that are not corroborated by market data

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following is a description of the valuation methodologies used for instruments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.

The equipment held for sale is carried at the lower of carrying amount or fair value, and is considered level 2 as it is based on market prices for similar assets.

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Segments

The Company has two operating business segments: (i) Range Land and (ii) Range Services. The Fola Mine, including the royalty and lease agreements assigned in connection with the Fola Acquisition and the Winoc Acquisition, and the Hobet Mine are reported in the Range Land operating business segment. Effective January 1, 2025, the business activities of the Range Reclaim, Range Security and Range Water operating business segments, which had been previously-reported as separate operating business segments, are now captured as part of the Range Services operating business segment. This change was implemented as each of these business segments now serve to support the reclamation and improvement of the Company’s land holdings and not as businesses serving other customers. The change in the segment reporting is shown retrospectively in this filing. Graphium Biosciences was sold in September 2024 and therefore the drug development business segment named Graphium Biosciences is no longer reported as an operating business segment of the Company.

In accordance with the “Segment Reporting” Topic of the ASC 280, the Company’s chief operating decision-maker has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in economic characteristics, nature of products and services, and procurement, manufacturing, and distribution processes.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU enhances reportable segment disclosures on both an annual and interim basis primarily in regards to the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within the reported measure(s) of segment profit or loss. In addition, this ASU requires disclosure, by segment, of other items included in the reported measure(s) of segment profit or loss, including qualitative information describing the composition, nature and type of each item. This ASU also expands disclosure requirements related to the CODM, including how the reported measure(s) of segment profit or loss are used to assess segment performance and allocate resources, and the method used to allocate overhead for significant segment expenses. All current required annual segment reporting disclosures under Topic 280 are now effective for interim periods. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company has adopted this ASU. The Company will continue to evaluate its segment disclosures in future reporting periods to ensure continued compliance with evolving accounting guidance and disclosure best practices.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This ASU enhances income tax disclosures by providing information to better assess how an entity’s operations, related tax risks, tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This ASU requires additional disclosures to the annual effective tax rate reconciliation including specific categories and further disaggregated reconciling items that meet the quantitative threshold. Additionally, this ASU requires disclosures relating to income tax expense and payments made to federal, state, local and foreign jurisdictions. This ASU is effective for fiscal years beginning after December 15, 2024. The Company will make the requisite updates in the notes to the annual financial statements for the fiscal year ending December 31, 2025.

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”. This guidance requires tabular footnote disclosure of certain operating expenses disaggregated into categories, such as employee compensation, depreciation, and intangible asset amortization, included within each interim and annual income statement’s expense caption, as applicable. The effective date of this guidance is for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The Company is in the process of evaluating the impact of adopting this guidance on our consolidated financial statement disclosures.

2. ACQUISITION OF COLLINS BUILDING & CONTRACTING

On August 31, 2023, the Company entered into a stock purchase agreement with the owner of Collins Building & Contracting, Inc. (“Collins Building”) pursuant to which the owner agreed to sell all of the outstanding common stock of Collins Building to the Company in exchange for (a) cash consideration of $1,000,000, (b) a five-year secured promissory note in the principal amount of $2,000,000, bearing interest at 7.0% per annum (the “First Promissory Note”), and (c) a two-year secured promissory note in the principal amount of $2,035,250, bearing interest at 8.25% per annum (the “Second Promissory Note”). The First Promissory Note was secured by the acquired real property and quarry infrastructure, and the Second Promissory Note was secured by the acquired equipment.

The Company accounted for the transaction as a business combination in accordance ASC 805 “Business Combinations”. The Company performed an allocation of the purchase price paid for the assets acquired and the liabilities assumed. The fair values of the assets acquired in that transaction are set forth below. Because the fair values exceeded the purchase price, we recognized a gain on the purchase of $1,875,150. The allocation of the purchase price is based on management’s estimates and a third-party assessment of the fair value of the equipment purchased.

Fair value of assets acquired:
Equipment	$6,156,000
Land	554,900
Buildings	199,500
Total assets acquired	6,910,400
Less: Gain on bargain purchase price	(1,875,150)
Purchase price	$5,035,250
Cash consideration	1,000,000
Long-term notes issued to the seller	4,035,250
Total purchase price	$5,035,250
Acquisition transaction costs incurred	$167,212

As discussed in Note 4, on August 22, 2024, approximately all of the equipment, land and buildings acquired in connection with the August 2023 transaction were sold to the previous owner of Collins Building in consideration of the full and complete cancellation of the First Promissory Note and the Second Promissory Note.

Collins Building contributed $208,820 of revenue and $65 of net loss to the Company’s consolidated revenues and net income for the three months ended September 30, 2025. Collins Building contributed $781,706 of revenue and $1,616 of net income to the Company’s consolidated revenues and net income for the nine months ended September 30, 2025. We anticipate these contracts will be completed by the middle of 2026. Collins Building’s operations contributed revenues of $0 and net loss of $8,136 to the Company’s consolidated revenues and net loss for the three months ended September 30, 2024. For the nine months ended September 30, 2024, Collins Building’s operations contributed no revenue and a net loss of $552,972. The losses stem primarily from depreciation of equipment and buildings purchased as part of the Collins Building acquisition.

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3. ACQUISITION OF FOLA MINE SITE

On March 31, 2025, the Company, through its wholly-owned subsidiary Range Sky View Land, LLC, acquired 120,154 acres of fee, surface and mineral interests at the Fola mine complex (“Fola Mine”) located in Clay and Nicholas Counties, West Virginia. As part of the Fola Acquisition, the Company acquired 15 mining permits at the Fola Mine with an estimated reclamation obligation of $29,282,126 and assumed an obligation to manage an additional 21 mining permits at the Fola Mine with a reclamation bond amount of $13,796,945. As a result, on March 31, 2025, the Company recorded AROs of $43,079,071 related to the Fola Acquisition and capitalized an equal amount onto the fair value of the acquired land. The Company also assumed two coal royalty contracts and one 25-year solar lease for the development of a large-scale solar project located on more than 1,500 acres at the Fola Mine.

Estimated asset retirement obligation on 15 acquired permits	$29,282,126
Contingent reclamation obligation on 21 permits	13,796,945
Total asset retirement obligation capitalized to land	$43,079,071
Fair value of Fola Mine land acquired	8,561,000
Total land value of Fola Mine property	$51,640,071
Beginning land value as of December 31, 2024	1,008,897
Land value as of March 31, 2025	$52,648,968

The fair value of the land acquired by the Company in connection with the Fola Acquisition was $8,561,000, and the Company agreed to credit an outstanding receivable of $2,958,516 due from one of the sellers to the Company, as consideration provided in lieu of cash. Because the fair value of the land acquired exceeded the amount of the accounts receivable credited in connection with the Fola Acquisition, the Company recognized a bargain purchase gain of $5,602,484 during the three months ended March 31, 2025.

Fair value of Fola Mine land acquired	$8,561,000
Accounts receivable credited in lieu of cash	(2,958,516)
Bargain purchase gain recognized	$5,602,484

4. DISPOSALS AND DISCONTINUED OPERATIONS

On August 22, 2024, substantially all the assets of Collins Building were sold to its previous owner in exchange for the cancellation of all remaining debt owed to him arising from the Company’s acquisition in August 2023. The Company recognized a net loss of $3,043,799 on the sale of the Collins Building assets. This sale does not constitute a discontinued operation as the Company has ongoing activities related to its acquisition of Collins Building, and only certain assets were sold and debts forgiven. As of March 31, 2025, any remaining active projects related to Collins Building will be completed by the previous owner or his subcontractors at the previous owner’s expense.

On September 30, 2024, the Company sold all of the common stock of Graphium Biosciences, Inc., its wholly-owned subsidiary, to a newly-formed entity, Placer Biosciences, Inc. (“Placer”), owned by two former officers of the Company, in exchange for a warrant to purchase 1,000 shares of Placer’s common stock (then representing 25% of the outstanding shares of Placer) at $0.01 per share and cash proceeds of $100. The warrant to purchase shares of Placer’s common stock expires on September 30, 2034.

Loss from Discontinued Operations

Discontinued operations for the three and nine months ended September 30, 2024 consists of results from Graphium Biosciences operations. The Company had no discontinued operations for either the three or nine months ended September 30, 2025. The following table provides details about the major classes of line items constituting “Loss from discontinued operations” presented on the Company’s Consolidated Statements of Operations:

	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024

Operating expenses:
Research and development	$177,015	$465,933
Total operating expenses	177,015	465,933

Loss from discontinued operations	$(177,015)	$(465,933)

5. EQUITY

Issuance of Common Stock

On January 21, 2025, the Company entered into a securities purchase agreement for the issuance and sale of 3,333,333 shares of the Company’s common stock at a price of $0.15 per share. The aggregate proceeds to the Company were approximately $500,000.

On February 6, 2025, the Company entered into a securities purchase agreement for the issuance and sale of 555,556 shares of the Company’s common stock at a price of $0.18 per share. The aggregate proceeds to the Company were approximately $100,000.

On September 24, 2025, the Company entered into a securities purchase agreement for the issuance and sale of 3,666,667 shares of the Company’s common stock at a price of $0.15 per share. The aggregate proceeds to the Company were approximately $550,000.

The proceeds from the issuance of additional shares were used to fund ongoing operations.

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6. STOCK OPTIONS

No stock options were granted to directors, advisors, and employees during the three months ended September 30, 2025 or during the three months ended September 30, 2024.

For the three months ended September 30, 2025, the Company recorded no stock-based compensation expense. For the three months ended September 30, 2024, the Company recorded $4,490 stock-based compensation expense related to vested stock options.

A summary of the Company’s stock option activity during the nine months ended September 30, 2025 is as follows:

	Shares	Weighted Average Exercise Price
Balance Outstanding at December 31, 2024	11,594,210	$0.45
Granted	750,000	0.15
Exchanged	-	-
Exercised	-	-
Expired	(100,834)	2.16
Forfeited	-	-
Balance Outstanding at September 30, 2025	12,243,376	$0.42
Balance Exercisable at September 30, 2025	12,243,376	$0.42

At September 30, 2025, the 12,243,376 outstanding stock options had $145,630 of intrinsic value.

A summary of the Company’s stock options outstanding and exercisable as of September 30, 2025 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant- Date Stock Price
Options Outstanding and Exercisable, September 30, 2025	100,000	$0.1337	$0.1337
	750,000	$0.148	$0.148
	3,050,000	$0.18	$0.18
	1,550,000	$0.212	$0.212
	1,150,000	$0.277	$0.277
	750,000	$0.30	$0.30
	2,000,000	$0.35	$0.35
	250,000	$0.38	$0.38
	1,664,542	$0.50	$0.50
	128,000	$0.96	$0.96
	350,834	$1.50 - 1.95	$1.50 - 1.95
	500,000	$2.00 - 2.79	$2.00 - 2.79
	12,243,376

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7. WARRANTS

A summary of Company’s warrants activity during the nine months ended, and as of, September 30, 2025 is as follows:

	Shares	Weighted Average Exercise Price
Balance Outstanding and Exercisable at December 31, 2024	3,166,667	$0.56
Granted	-	-
Exercised	-	-
Expired	-	-
Balance Outstanding and Exercisable at September 30, 2025	3,166,667	$0.56

At September 30, 2025, the 3,166,667 outstanding stock warrants had no intrinsic value.

8. LINE OF CREDIT

In November 2022, the Company secured a bank line of credit with a limit of $1,000,000. In November 2023, the parties amended and restated this line of credit. The line of credit, as amended, had a maturity date of December 31, 2025, and bears interest at the fixed rate of eight and three-quarters percent (8.75%). This line of credit was refinanced and replaced by a non-revolving note in September 2025. As of December 31, 2024, the balance due under the line of credit was $1,000,000.

In June 2023, Range Environmental secured a bank loan with a limit of $1,000,000. In November 2023, the loan amount was increased to $1,400,000. Principal and accrued interest payments are required in March, June, September and December. The loan had a maturity date of December 31, 2025, and bears interest at the fixed rate of seven and three-quarters per cent (7.75%). This bank loan was refinanced and replaced by a non-revolving note in September 2025. As of December 31, 2024, the balance due under the loan was $1,000,000.

In September 2025, the Company consolidated both of the above-referenced credit facilities into a single non-revolving note in the principal amount of $1,800,000 with a maturity date of June 30, 2030. The note bears interest at the fixed rate of seven and three-quarters per cent (7.75%). Quarterly interest only payments are required through December 2025. Beginning in 2026, quarterly principal and interest payments are required in March, June, September and December.

9. LONG-TERM DEBT OBLIGATIONS

Long-term debt consists of debt on equipment, which serves as the collateral. Interest rates on the equipment financings range from 6.2% to 7.2% for 2025 and mature between 2027 through 2029.

As described in Note 4, in August 2024, the Collins Building debt was cancelled in exchange for the property and substantially all of the equipment acquired in the original transaction. The Collins Building debt consisted of a five-year secured promissory note with an original principal amount of $2,000,000, bearing interest at 7.0% per annum (the “First Promissory Note”), and a two-year secured promissory note with an original principal amount of $2,035,250, bearing interest at 8.25% per annum (the “Second Promissory Note”). The First Promissory Note was secured by the acquired real property and quarry infrastructure and the Second Promissory Note was secured by the acquired equipment. Both of these notes have been cancelled.

In November 2024, certain equipment items no longer needed by the Company were surrendered to the financing company which held liens on the equipment, in exchange for a release of debt resulting in a reduction of the net equipment values on the Company’s balance sheet and a reduction of long-term debt of $1,012,375. In June 2025, the financing company asserted deficiency claims in the amount of $560,402 which are included in the financial statements as an other expense in the consolidated statement of operations and as an accrued expense.

In August 2025, additional equipment no longer needed by the Company was surrendered to the financing company which held liens on the equipment resulting in a reduction of the net equipment values on the Company’s balance sheet and a reduction in long-term debt of $914,803. The remaining debt in excess of the value of the equipment is carried on the Company’s balance sheet as an accrued expense.

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10. MAJOR CUSTOMER AND CONCENTRATION OF CREDIT RISK

As a result of the change in the Company’s strategic direction, it no longer focuses on providing reclamation and restoration services to third parties.

Sales to the Company’s largest customer were 73% and 28% of total sales for the three and nine months ended September 30, 2025, respectively. Sales to the Company’s two largest customers constituted 31% and 75% of total sales for the three and nine months ended September 30, 2024, respectively.

Accounts receivable from the largest customer were 100% of total accounts receivable as of September 30, 2025 and 0% as of December 31, 2024.

11. COMMITMENTS AND CONTINGENCIES

From time to time, the Company is involved in legal matters arising in the ordinary course of business. While the Company believes that such matters are currently not material, there can be no assurance that matters arising in the ordinary course of business for which the Company is, or could be, involved in litigation, will not have an adverse effect on its business, financial condition or results of operations.

12. SEGMENT INFORMATION

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about services, categories, business segments and major customers in financial statements. The Company has two reportable segments that are based on the following business units: (i) Range Land and (ii) Range Services. Range Reclaim, Range Security and Range Water, which had been previously reported as separate operating business segments are now captured within the Range Services operating business segment. As described in Note 4, the Company’s Graphium Biosciences segment was reported as discontinued operations during the third quarter of 2024, and accordingly, the results of this segment are excluded from the table below, which only reflects continuing operations for all periods presented. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision-maker has been identified as the Company’s Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in economic characteristics, nature of products and services, and procurement, manufacturing and distribution processes.

The two reportable segments that result from applying the aggregation criteria are as follows:

●	Range Land – mine land acquired, reclaimed and repurposed for next generation uses

●	Range Services – services in support of reclamation and repurposing of acquired mine land

The Company had no inter-segment sales for the periods presented.

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Summarized financial information concerning the Company’s reportable segments (excluding discontinued operations) is shown below:

By Categories

	For the three months ended September 30, 2025
	Range Land	Range Services	Corporate	Total

Sales	$569,947	$208,820	$-	$778,767
Gross profit (loss)	(129,965)	(61,763)	-	(191,728)
Net income (loss)	(129,965)	(270,531)	(232,885)	(633,381)

Total assets	57,066,339	183,885	304,868	57,555,092
Depreciation	-	25,338	-	25,338
Interest expense	-	15,885	22,360	38,245
Capital expenditures for long-lived assets	$-	$-	$-	$-

	For the three months ended September 30, 2024
	Range Land	Range Services	Corporate	Total

Sales	$-	$2,171,655	$-	$2,171,655
Gross profit (loss)	-	(392,928)	-	(392,928)
Net income (loss)	-	(4,561,031)	(182,292)	(4,743,323)

Total assets	1,008,897	8,675,925	757,210	10,442,032
Depreciation	-	317,280	-	317,280
Interest expense	-	131,827	23,577	155,404
Tax expense	-	-	2,955	2,955
Capital expenditures for long-lived assets	$-	$-	$-	$-

	For the nine months ended September 30, 2025
	Range Land	Range Services	Corporate	Total

Sales	$1,676,036	$1,189,914	$-	$2,865,950
Gross profit (loss)	409,591	(89,146)	-	320,445
Net income (loss)	5,992,661	(1,401,063)	(923,533)	3,668,065

Total assets	57,066,339	183,885	304,868	57,555,092
Depreciation	-	150,381	-	150,381
Interest expense	-	163,619	52,812	216,431
Capital expenditures for long-lived assets	$-	$100,000	$-	$100,000

	For the nine months ended September 30, 2024
	Range Land	Range Services	Corporate	Total

Sales	$-	$8,431,286	$-	$8,431,286
Gross profit (loss)	-	(523,003)	-	(523,003)
Net income (loss)	-	(5,784,070)	(1,109,856)	(6,893,926)

Total assets	1,008,897	8,675,925	757,210	10,442,032
Depreciation	-	1,594,152	-	1,594,152
Interest expense	-	286,000	210,322	496,322
Tax expense	-	-	59,555	59,555
Capital expenditures for long-lived assets	$-	$-	$-	$-

13. SUBSEQUENT EVENTS

None.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Statement

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Unaudited Consolidated Financial Statements and the related notes thereto contained in Part I, Item 1 of this Quarterly Report. The information contained in this Quarterly Report on Form 10-Q is not a complete description of our business or the risks associated with an investment in our common stock. We urge you to carefully review and consider the various disclosures made by us in this Quarterly Report and in our other reports filed with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2024 filed on March 31, 2025, and the related audited financial statements and notes included therein.

Certain statements made in this Quarterly Report on Form 10-Q constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. These risks and uncertainties include: general economic and financial market conditions; our ability to obtain additional financing as necessary; our ability to continue operating as a going concern; any adverse occurrence with respect to our business: other factors beyond our control; and the other risks described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 31, 2025.

Although we believe that the expectations and assumptions reflected in the forward-looking statements we make are reasonable, we cannot guarantee future results, levels of activity or performance. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed by any forward-looking statements. As a result, readers should not place undue reliance on any of the forward-looking statements we make in this report. Forward-looking statements speak only as of the date on which they are made. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Company Overview

Range is a public company dedicated to improving the health and wellness of people and the planet through a novel and innovative approach to impact investing. We are focused on developing long-term solutions to environmental, social, and health challenges, with a particular focus on acquiring, reclaiming and repurposing mine sites and other undervalued land in economically disadvantaged communities throughout Appalachia. We seek to take an opportunistic approach to impact investing by leveraging our competitive advantages and looking at solving old problems in new ways. We seek to thoughtfully allocate our capital into strategic opportunities that are expected to make a positive impact on the people-planet ecosystem and generate strong investment returns for our shareholders.

Our corporate headquarters is located in Cleveland, Ohio, with an additional office in Fola, West Virginia. As of November 14, 2025, we employed 10 full-time employees. In addition, we have, from time to time, engaged various consultants and professional service firms to provide us with flexible and experienced resources to advance our corporate objectives in order to maintain a cost-effective overhead structure. We strive to instill a corporate culture of honesty, integrity and respect while advancing our mission of doing well by doing good.

Impact Investing Strategy

Our impact investing strategy aims to improve the health and wellness of people and the planet, while also generating long-term sustainable financial returns for our shareholders. We believe that doing well and doing good are not mutually exclusive, and that an impact investing strategy can balance the environmental, social and economic needs of people and the planet while also generating attractive risk-adjusted financial returns for shareholders.

By actively directing investment capital in a manner intended to create positive environmental, social and economic outcomes, we believe that our impact investing strategy can contribute to an improved people-planet ecosystem and a healthier and happier way of life.

We have a particular interest in providing environmental and social solutions in economically-disadvantaged regions of the United States. Initially, the Company is targeting the Appalachian region, which is home to communities with some of the most disadvantaged income, education and employment demographics in the United States. Our ambitious strategy is to acquire large mine sites burdened by substantial legacy reclamation obligations and use our team and resources to perform the requisite reclamation activities and obtain full bond release, thereby unlocking the underlying value of the land and creating a critical catalyst for sustainable, long-term economic development in the disadvantaged coal communities of Appalachia.

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Operating Business Segments

Our two operating business segments are Range Land and Range Services.

Range Land

Range Land is focused on acquiring former mine lands with the goal of reclaiming and repurposing the sites for non-fossil fuel uses, including commercial, industrial, residential and recreational developments, with a particular focus on renewable energy facilities, innovative agricultural installations, and projects focused on improving the quality and condition of the air, land and waterways.

According to industry estimates, Appalachia contains approximately one million acres of abandoned, idled and non-performing mine sites that are burdened with significant land reclamation and water restoration obligations. Many of these troubled mine sites are subject to mining permits and associated reclamation bonds which prevent the land from being repurposed for non-mining uses until the land has been reclaimed and the permits and bonds have been released by the applicable state’s environmental protection department. Water quality is a particularly challenging issue since a permit can only be released if the site has at least 12 consecutive months of compliant water samples without active chemical treatment, which heightens the need for water restoration solutions to help transition former mine land to economically viable non-mining uses.

The Company has assembled the internal resources and capabilities to reclaim land, restore waterways, install innovative water treatment solutions, and secure mine sites to protect the significant historical investment in infrastructure. In addition, the Company has expertise in the permit and bond release process, which is critical to unlocking the underlying value of former mine land for non-fossil fuel uses. Range Land is actively reviewing several mine sites throughout Appalachia to acquire, reclaim and repurpose.

In September 2023, the Company acquired over 1,700 acres of surface interest at an idled mine complex in West Virginia. We are engaged in active discussions with the holder of the permits and bonds associated with the acquired land in order that the acquired surface acreage can be repurposed for alternative non-fossil fuel uses. We also are in concurrent active discussions with two experienced and well-capitalized solar developers to convert the former mine land into a large solar energy facility on a majority of the acquired surface acreage, as well as additional acreage for commercial, industrial, recreational and residential development pursuant to which the solar developer would pay a negotiated amount on a per acre basis.

On March 31, 2025, the Company acquired 120,154 acres of fee, surface and mineral interests at the Fola mine complex (“Fola Mine”) located in Clay and Nicholas Counties, West Virginia pursuant to which the Company acquired 15 mining permits with an estimated reclamation obligation of $29,282,126. The Company also assumed an obligation to manage an additional 21 mining permits with an estimated reclamation obligation of $13,796,945. As a result of these transactions, the Company recorded AROs of $43,079,071 related to the Fola Acquisition and capitalized an equal amount onto the fair value of the acquired land. The Company also assumed two coal royalty contracts and one 25-year lease with a multi-national corporation for the development of a large-scale solar project located on more than 1,500 acres at the Fola Mine.

In June 2025, the Company acquired an additional two mining permits at the Fola Mine and assumed an associated coal mining lease (“Winoc Acquisition”). As part of the Winoc Acquisition, the Company recognized an asset retirement obligation of $10,399,477 and derecognized a reclamation bond obligation of $5,184,920.

Range Services

Range Services is our operating business segment that provides environmental and operational support services to help reclaim and repurpose former mine land into next-generation uses. All of the Company’s reclamation, water treatment and security employees, equipment and trucks, and technological innovations are classified within the Range Services business segment. Range Services is dedicated to reclaiming and repurposing land owned by the Company and does not currently provide any reclamation, water treatment or security services to third-parties.

Reclamation support services on mine sites includes grading, recontouring, revegetation, erosion control, and other activities necessary to meet federal and state post-mining land use requirements. Water treatment services include the operation and maintenance of passive and active treatment systems designed to manage and treat mine-impacted water, including acid mine drainage, in compliance with applicable environmental permits. Range Services is also responsible for collecting water samples, coordinating testing with certified laboratories, and treating water with chemicals and other more innovative solutions, such as the Company’s proprietary biochar water filtration products and system currently in development. Range Services also provides physical site security, access control, and risk mitigation activities to ensure the safety, compliance, and regulatory protection of the Company’s land assets.

Competition

The Company is focused on a large and growing marketplace for impact investing initiatives, and therefore, faces competition from a variety of operating businesses and investment funds who are developing similar business plans and operating strategies to satisfy the increasing demands of these types of investments in the marketplace. In many cases, these competitors are larger and better capitalized operating businesses and investment funds.

The Company competes on the basis of a number of factors, including our geographic focus on Appalachia, access to mission-driven energy-transition capital, access to impact investing opportunities, strategic relationships with reclamation bond insurance companies, recruitment and retention of key personnel, market share with key customers, and supply relationships with critical vendors. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

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Inflation

The Company has not incurred substantial costs increases driven by inflation.

Results of Operations

Three Months Ended September 30, 2025 and September 30, 2024

The Company’s revenue for the three months ended September 30, 2025 was $778,767 and its gross loss was $191,728. The Company’s revenue for the three months ended September 30, 2024 was $2,171,655 and its gross loss was $392,928. The significant decrease in revenue is primarily a result of management’s decision to exit its coal mining business in 2024.

For the three months ended September 30, 2025, general and administrative expenses were $378,825, compared to $473,942 for the three months ended September 30, 2024 (a decrease of $95,117). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, financial and administrative contracted services, legal and audit fees, other professional and consulting fees, insurance, marketing, and travel expenses. The largest decrease in general and administrative expenses for the three months ended September 30, 2025 compared to the three months ended September 30, 2024, was attributable to decreases in professional and legal fees of $45,073, labor and benefit costs of $14,051, and insurance costs of $7,538.

For the three months ended September 30, 2025, the Company incurred net other expense in the amount of $62,828 compared to $3,873,498 for the three months ended September 30, 2024 (a decrease of $3,810,670). This decrease in net other expense was attributable to the loss on sale of assets, including those related to Collins Building in 2024 of $3,751,680 and lower interest expense of $117,159.

Net loss for the three months ended September 30, 2025 was $633,381 compared to a net loss of $4,920,338 for the three months ended September 30, 2024 (an improvement of $4,286,957).

Nine Months Ended September 30, 2025 and September 30, 2024

The Company’s revenue for the nine months ended September 30, 2025 was $2,865,950 and its gross profit was $320,445. The Company’s revenue for the nine months ended September 30, 2024 was $8,431,286 and its gross loss was $523,003. The significant decrease in revenue is primarily a result of management’s decision to exit its coal mining business in 2024.

For the nine months ended September 30, 2025, general and administrative expenses were $1,562,743, compared to $2,115,542 incurred for the nine months ended September 30, 2024 (a decrease of $552,799). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, financial and administrative contracted services, legal and audit fees, other professional and consulting fees, insurance, marketing, and travel expenses. The largest decrease in general and administrative expenses for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024, was attributable to decreases in labor and benefit costs of $155,131, professional and legal fees of $119,060, and insurance costs of $160,559.

For the nine months ended September 30, 2025, the Company generated net other income in the amount of $4,910,363 compared net other expense of $4,195,826 recorded for the nine months ended September 30, 2024 (an increase of $9,106,189). During the nine months ended September 30, 2025, the Company recognized a gain on bargain purchase of $5,602,484, other income of $83,627 and a gain on sale of assets of $1,085 offset by a $560,402 deficiency claim on surrendered equipment and $216,431 of interest expense. During the nine months ended September 30, 2024 the Company had a loss on sale of fixed assets of $3,751,680 and interest expense of $496,322 offset by $52,176 of other income.

Net income for the nine months ended September 30, 2025 was $3,668,065 compared to a net loss of $7,359,859 for the nine months ended September 30, 2024 (an improvement of $11,027,924).

Liquidity and Capital Resources

As of September 30, 2025, the Company had total current assets of $800,842, comprised of: (i) cash of $285,388; (ii) accounts receivable of $447,162; (iii) prepaid expenses of $52,897; and (iv) deposits of $15,395. As of September 30, 2025, the Company had total current liabilities of $2,694,495, comprised of: (i) accounts payable of $499,211; (ii) current portion of bank debt of $300,000; and (iii) accrued payables related to prior equipment debt of $1,895,284. As a result, as of September 30, 2025, the Company had negative working capital of $1,893,653. As of December 31, 2024, the Company had positive working capital of $749,437.

As of September 30, 2025, the Company had long-term assets of $56,754,250, comprised of: (i) land, including asset retirement cost, of $56,618,965, and (ii) net equipment assets of $135,285. As of September 30, 2025, the Company had long-term liabilities of $49,039,147, comprised of (i) asset retirement obligations of $47,539,147 and (ii) long-term debt, net of current portion of $1,500,000. As of December 31, 2024, the Company had long-term assets of $1,899,669, comprised of (i) land of $1,008,897 and (ii) net equipment assets of $890,772. As of December 31, 2024, the Company had long-term liabilities of $1,814,701, comprised of long-term debt, net of current portion.

Sources of Capital

Based on the Company’s current corporate strategy, we expect our general operating expenses to be partially offset by royalty revenue generated from the mining activities of third-party contract miners on our land. Based on the Company’s current cash balance of $285,388 and absence of a revolving credit line, the Company does not expect to have sufficient funds to operate its business over the next 12 months without raising additional capital.

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Our estimated total net cash flow for the 12-month period ending September 30, 2026 could decrease if we encounter unanticipated lower revenues and higher expenses in connection with operating our business as presently planned. In addition, our estimates of the amount of cash necessary to fund our business may prove to be too low, and we could spend our available financial resources much faster than we currently expect. If we cannot raise the capital necessary to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail.

Until such time as the Company is cash flow positive, we expect to continue funding our operations, at least in part, through equity and debt financings. However, sources of additional funds may not be available when needed, on acceptable terms, or at all. If we issue equity or convertible debt securities to raise additional funds or to fund, in whole or in part, acquisitions in furtherance of our business strategy, our existing stockholders may experience substantial dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, we would incur additional interest expenses, and assuming those loans would be available, it would increase our liabilities and future cash commitments. Moreover, regardless of the manner in which we seek to raise capital, we may incur substantial costs in those pursuits, including investment banking fees, legal fees and other related costs.

Net Cash Provided By (Used In) Operating Activities

For the nine months ended September 30, 2025, net cash generated by operating activities was $19,111, comprised of: (i) net income of $3,668,065; (ii) non-cash depreciation of $150,381; (iii) non-cash accretion expense of $1,243,945; (iv) add-back of the non-cash bargain purchase gain of $5,602,484; (v) a gain on asset disposals of $1,085; (vi) non-cash vested stock option expense of $168,980; (vii) deficiency claims on returned equipment of $560,402; (viii) a decrease in current assets of $81,823; and (ix) a decrease in current liabilities of $87,270. For the nine months ended September 30, 2024, net cash used in operating activities was $1,859,370, comprised of: (i) net loss of $7,359,859; (ii) non-cash depreciation of $1,594,152; (iii) non-cash vested stock option expense of $60,970; (iv) net loss on sale of equipment and disposition of business of $3,751,580 (iv) an increase in current assets of $2,697,231; and (v) a decrease in current liabilities of $2,603,444.

Net Cash Provided By (Used In) Investing Activities

For the nine months ended September 30, 2025, net cash used in investing activities was $328,866, comprised of $525,000 of proceeds from the sale of equipment, partially offset by $100,000 for equipment purchases and cash paid for asset retirement obligations of $753,866. For the nine months ended September 30, 2024, net cash provided by investing activities was $430,100, comprised of $270,100 proceeds from sales of assets and disposition of business, and $160,000 of insurance proceeds from a casualty loss.

Net Cash Provieded by (Used In) Financing Activities

For the nine months ended September 30, 2025, net cash provided by financing activities was $427,857, comprised of $1,150,000 from the sale of common stock, offset by debt repayments of $722,143. For the nine months ended September 30, 2024, net cash used in financing activities was $502,944, comprised of $1,000,000 from the sale of common stock offset by debt repayments of $1,502,944.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to stockholders.

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Critical Accounting Policies

Our financial statements and accompanying notes included in this report have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from the estimates made by management.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our consolidated financial statements included in this report:

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The more significant estimates and assumption by management include, among others, assumptions used in valuing assets acquired in business acquisitions, reserves for accounts receivable, assumptions used in valuing equity instruments issued for services, the valuation allowance for deferred tax assets, accruals for potential liabilities, and assumptions used in the determination of the Company’s liquidity. Actual results could differ from those estimates.

Business Combinations

Business combinations are accounted for using the purchase method of accounting under ASC 805, “Business Combinations.” This method requires the Company to record assets and liabilities of the businesses acquired at their estimated fair values as of the acquisition date. Any excess of the cost of the acquisition over the fair value of the net assets acquired is recorded as goodwill. Determining the fair value requires management to make estimates and assumptions including discount rates, rates of return on assets, and long-term sales growth rates.

On March 31, 2025, the Company acquired 120,154 acres of fee, surface and mineral interests at the Fola mine complex (“Fola Mine”) located in West Virginia. As part of the Fola Acquisition, the Company acquired 15 mining permits at the Fola Mine with an estimated reclamation obligation of $29,282,126 and assumed an obligation to manage an additional 21 mining permits at the Fola Mine with a reclamation bond amount of $13,796,945. As a result, on March 31, 2025, the Company recorded AROs of $43,079,071 related to the Fola Acquisition, and capitalized an equal amount onto the fair value of the acquired land on that same date. The Company also assumed two coal royalty contracts and one 25-year solar lease for the development of a large-scale solar project located on more than 1,500 acres at the Fola Mine.

The fair value of the land acquired by the Company in connection with the Fola Acquisition was $8,561,000, and the Company agreed to credit an outstanding receivable of $2,958,516 due from one of the sellers to the Company, as consideration provided in lieu of cash. Because the fair value of the land acquired exceeded the amount of the accounts receivable credited in connection with the Fola Acquisition, the Company recognized a bargain purchase gain of $5,602,484 during the three months ended March 31, 2025.

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers”. The core principle of the revenue standard is that a company should recognize revenue by analyzing the following five steps: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when, or as, each performance obligation is satisfied. The Company primarily invoices customers and recognizes revenue on a periodic basis for equipment and labor hours provided to a customer on a particular job based on an agreed-upon hourly rate sheet or a fixed amount for a project. The Company also invoices customers and recognizes revenue for equipment mobilization fees and materials and supplies required to complete a project. The Company invoices for the sales of chemicals and recognizes revenue when the products are delivered to the customer’s designated site. Costs for equipment, labor and chemicals are generally expensed as incurred since the projects are generally short-term and not subject to a contract. The Company also invoices customers for the provision of environmental security services on an agreed-upon hourly rate for each project. All revenue is recognized at a point in time.

The Company recognizes revenue from contracts for financial reporting purposes over time. Progress toward completion of the Company’s contracts is measured by the percentage of cost incurred to date compared to estimated total costs for each contract. This method is used because management considers total cost to be the best available measure of progress on contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change significantly within the near term.

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Stock-Based Compensation

The Company periodically issues stock options and restricted stock awards to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, “Compensation - Stock Compensation” whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. Recognition of compensation expense for non-employees is in the same period and manner as if the Company had paid cash for the services.

Recent Accounting Pronouncements

Please refer to Footnote 1 of the accompanying financial statements for management’s discussion of recent accounting pronouncements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Not Applicable.

Item 4. Controls and Procedures

Disclosure Controls and Procedures

We have established disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that information relating to the Company is accumulated and communicated to management, including our principal officers, as appropriate to allow timely decisions regarding required disclosure. Our Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of our disclosure controls and procedures as of September 30, 2025, and have concluded that our disclosure controls and procedures were effective as of September 30, 2025.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended September 30, 2025, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II - OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. The impact and outcome of litigation, if any, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently a party to and our properties are not currently the subject of any material pending legal proceedings the adverse outcome of which, individually or in the aggregate, would be expected to have a material adverse effect on our financial position or results of operations.

Item 1A. Risk Factors

Certain factors may have a material adverse effect on our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below, in addition to other information contained in this Quarterly Report on Form 10-Q, including our condensed consolidated financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the trading price of our Common Stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

We will need to raise substantial additional capital to operate our business. If we cannot obtain the capital we need to continue our operations, our business could fail.

We will need to raise additional funds in order to continue operating our business in the near term. Since inception, we have primarily funded our operations through equity and debt financing. If we issue equity or convertible debt securities to help fund acquisitions in furtherance of our business strategy, our existing stockholders may experience substantial dilution. In addition, the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it would increase our leverage relative to our earnings, if any, or to our equity capitalization, requiring us to pay additional interest expense. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. We also may raise funds by selling some or all of our assets. Regardless of the manner in which we seek to raise capital, we may incur substantial costs in those pursuits, including investment banking fees, legal fees, accounting fees, and other related costs.

The Company may not be able to continue as a going concern.

As reflected in the accompanying financial statements, during the nine months ended September 30, 2025, the Company incurred a net loss of $1,934,419 (net of the gain on bargain purchase of $5,602,484 related to the Fola Acquisition) and generated $19,111 of cash in the Company’s operating activities. The Company estimates, as of September 30, 2025, that it may not have sufficient funds to operate the business for 12 months given its cash balance of $285,388 and expected revenues to be generated by the Company’s operating business segments. The Company is actively seeking additional financing and other sources of capital to fund its currently estimated level of operations. However, these estimates could differ from actual capital needs if the Company’s business encounters unanticipated difficulties, or if its estimates of the amount of cash necessary to operate its business prove to be wrong, and the Company uses its available financial resources faster than it currently expects. No assurance can be given that any future financing or capital, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Due to these and other factors, there is substantial doubt of the Company’s ability to continue as a going concern. Additionally, even if the Company does raise sufficient capital to support its operating expenses and generate revenues, there can be no assurances that the revenue will be sufficient to enable it to develop business to a level where it will generate profits and cash flows from operations.

Our limited operating experience could make our operations inefficient or ineffective.

We have only a limited operating history upon which to base an evaluation of our current business and future prospects and how we will respond to competitive, financial or technological challenges. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our businesses, and limited experience responding to such trends. We may make errors in predicting and reacting to relevant business trends and we will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets. We may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately to do so could cause our business, results of operations and financial condition to suffer or fail.

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Conversion of Former Mining Properties to Residential, Commercial, Recreational or Other Uses Involves Substantial Risk

Our efforts to redevelop former coal mining sites for residential, commercial, recreational or other uses involve numerous uncertainties, including environmental remediation, land subsidence, water quality issues, regulatory approvals, community opposition, and infrastructure development. Any delays or unforeseen costs in these areas could materially affect our financial results and delay or prevent monetization of these assets. These risks include, but are not limited to:

●	Environmental Risks: Contamination or pollution on the sites we set to convert to non-mining uses can require expensive remediation under both federal and state environmental protection laws and regulations;

●	Reclamation Costs Risks: The costs to reclaim the land to the standard required to obtain bond releases may take longer and cost more than anticipated due to many factors, including, without limitation, the costs and availability of labor, equipment and supplies.

●	Infrastructure Risks: Insufficient access to water, sewer, power or roads may require significant investments; utility easements or underground infrastructure can limit buildable or usable area;

●	Financial and Market Risks: Market conditions may shift (e.g., a housing downturn, inflation, rising interest rates) leading to us overestimating demand for the intended use or not being able to convert the land within budget;

●	Legal and Title Risks: There may be defects in title or unclear ownership which could, in turn, lead to disputes; existing easements, covenants or restrictions may limit development;

●	Community and Political Risks: There may be changes in local political offices that could adversely affect the proposed redevelopment of the land and community resistance may lead to delays or denials of necessary approvals.

●	Entitlement and Permitting Risks: There may be delays in obtaining permits for grading, building and environmental compliance which could lead to redesign or project abandonment.

We may not be able to manage our expansion of operations effectively.

Assuming we are able to attract additional capital, we intend to expand our operations. To manage this growth, we may need to expand our facilities, augment our operational, financial and management systems and hire and train qualified personnel. Our management will also be required to develop new relationships with customers, suppliers and other third parties. Our current and planned operations, personnel, systems, and internal procedures and controls may not be adequate to support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

We may have difficulty accomplishing our growth strategy within and outside of our current service areas.

Our ability to expand our business, both within our current service areas and into new areas, involves significant risks, including, but not limited to:

●	changes in the regulatory, legal and political landscape reducing the demand for, and incentives relating to, our land reclamation, water treatment and related environmental services;

●	receiving or maintaining necessary regulatory permits, licenses or approvals;

●	downturns in economic or population growth and development in our service areas, particularly in the coal mining industry and in those agricultural and commercial businesses and real estate developments which could benefit from our land reclamation and water treatment services;

●	risks related to planning and commencing new operations, including inaccurate assessment of the demand for our land reclamation, water treatment and related environmental services and products and inability to begin operations as scheduled; and

●	our potential inability to identify suitable acquisition opportunities or to form relationships with coal mining operators or other landowners necessary to form strategic partnerships.

A significant or extended decline in the royalties we receive from those mining companies mining on our land under our mining permits could adversely affect our operating results and cash flows.

Our financial results are significantly affected by the royalties we receive for the coal mined on our property. Extended or substantial price declines for coal would adversely affect our operating results for future periods and our ability to generate cash flows necessary to pay for the required reclamation activities or expand operations on our owned mine sites. Prices of coal may fluctuate due to factors beyond our control such as overall domestic and global economic conditions; geopolitical risks, the consumption pattern of industrial consumers, electricity generators and residential users; technological advances affecting energy consumption; domestic and foreign government regulations; price and availability of alternative fuels; price of foreign imports and weather conditions. Any adverse change in these factors could result in weaker demand and possibly lower prices for the coal mined pursuant to our permits which would reduce our revenues from coal royalties.

Concentration on specific projects and regions may expose us to heightened financial exposure.

The success of our business may be heavily dependent on one or a limited number of reclamation and redevelopment projects. The financial performance of those projects depends on our ability to perform our reclamation and repurposing services, and secure long-term redevelopment partners. Our financial results could be materially and adversely affected if any of our reclamation and redevelopment projects fail. We cannot be assured that such performance failures will not occur, or that if they do occur, such failures will not adversely affect the cash flows or profitability of our businesses. Moreover, there can be no assurance that we will be able to identify, underwrite and acquire additional mine sites to reclaim and redevelop on favorable terms or at all.

Our financial results depend on successful project execution and may be adversely affected by cost overruns, failure to meet customer schedules or other execution issues.

A portion of our revenue is derived from projects that are technically complex and that may last over many months. These projects are subject to a number of significant risks, including project delays, cost overruns, changes in scope, unanticipated site conditions, design and engineering issues, incorrect cost assumptions, increases in the cost of materials and labor, safety hazards, third party performance issues, weather issues and changes in laws or permitting requirements. If we are unable to manage these risks, we may incur higher costs, liquidated damages and other liabilities to our customers, which may decrease our profitability and harm our reputation. Our continued growth will depend in part on executing a higher volume of large projects, which will require us to expand and retain our project management and execution personnel and resources.

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We may face competition in our industry, and if so, we may be unable to attract redevelopment partners and maintain a viable business.

There can be no assurance that we will be able to successfully compete with any competitors that may arise. Our competitors may be able to offer similar services which prove to be more popular with potential redevelopment partners than our services. Our ability to grow and achieve profitability will depend on our ability to satisfy our redevelopment partners and withstand increasing competition. There can be no assurance that we will be able to achieve or maintain a successful competitive position.

If we become subject to environmentally-related claims, we could incur significant cost and time to comply.

Our land reclamation and water treatment activities create a risk of significant environmental liabilities and reputational damage. Under applicable environmental laws and regulations, we could be strictly, jointly and severally liable for releases of regulated substances by us at the properties of others, including if such releases result in contamination of air or water or cause harm to individuals. Our business activities also create a risk of contamination or injury to our employees, customers or third parties, from the use, treatment, storage, transfer, handling and/or disposal of these materials.

In the event that our business activities result in environmental liabilities, such as those described above, we could incur significant costs or reputational damage in connection with the investigation and remediation of environmental contamination, and we could be liable for any resulting damages including natural resource damages. Such liabilities could exceed our available cash or any applicable insurance coverage we may have. Additionally, we are subject to, on an ongoing basis, federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations may become significant and could have a material adverse effect on our business, financial condition, results of operations or prospects.

Further, we may incur costs to defend our position even if we are not liable for consequences arising out of environmental damage. Our insurance policies may not be sufficient to cover the costs of defending such claims.

Failure to effectively treat emerging contaminants could result in material liabilities.

A number of contaminants might be found in water that we treat that may have a negative impact on the local ecosystem. The potential impact of a contamination of water on our owned land is difficult to predict and could lead to an increased risk of exposure to liability claims, increased scrutiny by federal and state regulatory agencies and negative publicity.

Developments in, and compliance with, current and future environmental and climate change laws and regulations could impact our land reclamation and water treatment business, financial condition or results of operations.

Our business, operations, and product and service offerings are subject to and affected by many federal, state, local and foreign environmental laws and regulations, including those enacted in response to climate change concerns. Compliance with existing laws and regulations currently requires, and compliance with future laws is expected to continue to require, increasing operating and capital expenditures in order to conform to changing environmental standards and regulations, which could impact our business, financial condition and results of operations. Furthermore, environmental laws and regulations may authorize substantial fines and criminal sanctions to address violations, and may require the installation of costly pollution control equipment or operational changes to limit emissions or discharges. We also incur, and expect to continue to incur, costs to comply with current environmental laws and regulations. At the same time, the demand for our land reclamation and water treatment services is also driven by federal and state laws, regulations and programs which create incentives for our services. Developments such as the adoption of new environmental laws and regulations, stricter enforcement of existing laws and regulations, violations by us of such laws and regulations, discovery of previously unknown or more extensive contamination, litigation involving environmental impacts, our inability to recover costs associated with any such developments, or the financial insolvency of other responsible parties could in the future have a material adverse effect on our financial condition and results of operations.

Our insurance may not provide adequate coverage.

Although we maintain general liability, property and commercial insurance coverage in amounts which we consider prudent, there can be no assurance that such insurance will prove adequate in the event of actual casualty losses or broader calamities such as earthquakes, financial crises, economic depressions or other catastrophic events, which are either uninsurable or not economically insurable. Any such losses could have a material adverse effect on the operation of our business.

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Our land reclamation and water treatment operations are subject to various statutory and regulatory requirements, which may increase in the future.

Our land reclamation and water treatment operations is subject to various statutory and regulatory requirements. Our ability to continue to hold licenses and permits required for our land reclamation and water treatment operations is subject to maintaining satisfactory compliance with such requirements. We may incur significant costs to maintain compliance. Our ability to obtain modifications to our permits may be met with resistance, substantial statutory or regulatory requirements or may be too costly to achieve. These requirements may cause us to postpone or cancel our plans. Future statutory and regulatory requirements, including any legislation focused on combating climate change, may require significant cost to comply or may require changes to our products or services. Unexpected delays in completing required land reclamation or water treatment operations could have a materially adverse impact on our intended land redevelopment operations.

The environmental regulations to which we are subject may increase our costs and potential liabilities and limit our ability to operate.

Our land reclamation and water treatment operations are subject to various federal, state, and local environmental requirements, including those relating to emissions to air, discharged wastewater, storage, treatment, transport and disposal of regulated materials and cleanup of coal mining and groundwater contamination. Efforts to conduct our operations in compliance with all applicable laws and regulations, including environmental rules and regulations, require programs to promote compliance, such as training employees and contractors, purchasing health and safety equipment and in some cases hiring outside consultants and lawyers. Even with these programs, we face the risk of being subject to government enforcement proceedings, which can result in fines or other sanctions and require expenditures for remedial work on contaminated sites. The landscape of environmental regulation to which we are subject can change. Changes to environmental regulation often present new business opportunities for us; however, such changes may also result in increased operating and compliance costs. While we seek to monitor the landscape of environmental regulation, our ability to navigate is limited by our small size and resources, and any changes to such regulations may result in a material effect on our operations, cash flows or financial condition.

Certain environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closures of facilities might trigger compliance requirements that are not applicable to operating facilities.

Our land reclamation and water treatment operations will be limited to former mine sites that we acquire and will be based on the revenue we generate, including through coal royalty agreements. The coal mining industry is affected by a number of factors, including the cyclical nature of the coal prices, increased use of alternative types of energy and technological developments in the coal mining extraction process. A significant reduction in the demand for coal mining would reduce our royalties, which would have a material adverse effect upon our business, financial condition, results of operations and cash flows.

If we are unable to identify and acquire businesses or assets in furtherance of our impact investing strategy, we may be unable to generate significant revenue.

We intend to acquire additional businesses and assets that will generate revenue related to our impact investing strategy and there can no assurance that we will be able to do so, or to do so on terms that are acceptable to us, or in a manner that will provide us with the revenue we expect.

Our consideration of sustainability and environmental criteria as the pre-eminent part of our business and investment strategy will limit the types and number of assets and business opportunities available to the Company and may result in the Company engaging in industry sectors that underperform the market as a whole, or forgoing opportunities to invest available capital in assets and businesses that might otherwise be advantageous to acquire or develop. If we are not successful in acquiring or developing desirable businesses or assets which fit within our business strategy or if those businesses and assets do not generate sufficient revenue, our business, financial condition and results of operations could be materially adversely affected.

Our impact investing strategy is new, untested and may not be successful.

Our impact investing strategy is qualitative and subjective by nature, and there is no guarantee that the factors we utilize in making capital and other resource allocation decisions or any judgment exercised by our management or board will reflect the opinions of any particular shareholder, and the investment criteria utilized by the Company may differ from the investment criteria that any particular shareholder considers relevant in evaluating a company’s sustainability or impact investing practices. In making allocation and investment decisions, Company management will be dependent upon information and data obtained through voluntary or third-party reporting, if available, that may be incomplete, inaccurate or present conflicting information and data with respect to a particular opportunity, which in each case could cause the Company to incorrectly assess a potential target’s business practices with respect to its sustainability and impact investing practices. Socially and environmentally-responsible norms differ by region. As a result of the Company’s engagement activities, the Company may make an investment in assets and businesses that do not currently engage in sustainability or impact investing practices that meet criteria established by the Company in an effort to improve such target’s impact investing practices. Successful application of the Company’s impact investing strategy and management’s engagement efforts will depend on management’s skill in properly identifying and analyzing material sustainability issues, and there can be no assurance that the strategy or techniques employed will be successful.

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We have limited experience operating an impact investing strategy and may be subject to increased business and economic risks that could affect our financial results.

We have limited experience operating a business with an impact investing strategy. If we are unable to manage our impact investing operations successfully, our financial results could be adversely affected.

We may be unable to obtain the financing we need to pursue our impact investing strategy and any future financing we receive may be less favorable to us than our current financing arrangements, either of which may adversely affect our ability to expand our operations.

Sustainability-focused assets and businesses we may seek to acquire or develop will require substantial capital investment. Our access to capital on acceptable or favorable terms is necessary for the success of our impact investing strategy, particularly in enhancing our portfolio through M&A activities. Our attempts to obtain the necessary future financing may not be successful or result in financing available on favorable terms. Our ability to arrange for financing on a substantially non-recourse or limited recourse basis, and the costs of such financing, are dependent on numerous factors, including general economic conditions, conditions in the global capital and credit markets, investor confidence, the success of our business, the credit quality of the businesses being financed, and the continued existence of tax laws which are conducive to raising capital for these types of activities. If we are not able to obtain financing on a substantially non-recourse or limited recourse basis, we may have to finance our M&A activities using recourse capital such as direct equity investments or the incurrence of additional debt by us. Also, in the absence of favorable financing options, we may decide not to develop or acquire facilities or businesses from third parties. Any of these alternatives could have a material adverse effect on our growth prospects.

We may also need additional financing to implement our impact investing strategic plan. For example, our cash flow from operations and existing liquidity facilities may not be adequate to finance any acquisitions we may seek to pursue or new technologies we may seek to develop or acquire. Financing for acquisitions or technology development activities may not be available on terms we find acceptable.

Unfavorable legislative changes could affect our financial results.

The environmental assets we are considering purchasing are often subject to environmental regulations, and we expect such regulatory conditions to influence the assumptions we will make regarding the future revenues and expenses associated with such proposed acquisitions. If those regulatory conditions change, our revenues may decrease and our expenses may increase, adversely affecting our financial results.

The reduction or elimination of government incentives could adversely affect our business, financial condition, future results and cash flows.

Our impact investing strategy benefits from those public policies and government incentives that support renewable energy and enhance the economic feasibility of sustainability-based projects in regions where we operate. Such policies and incentives include tax credits, accelerated depreciation tax benefits, renewable portfolio standards, carbon trading mechanisms, rebates, and may include similar or other incentives to end users, distributors, or other participants in the energy or mining industry. Some of these measures have been implemented at the federal level, while others have been implemented by various states within the United States. The availability and continuation of these public policies and government incentives are likely to have a significant effect on the economics and viability of our environmental businesses. Changes to such public policies or any reduction in or elimination or expiration of such government incentives supporting or deregulating the exploration, production and use of fossil fuels may create regulatory uncertainty in the renewable energy industry, which could have a material adverse effect on our business, financial condition, future results, and cash flows.

We may decide not to implement, or may not be successful in implementing, one or more elements of our multi-year strategic plan, and the plan as implemented may not achieve its goal of enhancing shareholder value through the long-term growth of our Company.

We are implementing a multi-year strategic plan to develop an impact investing business engaged in a number of complimentary impact investing businesses in the United States which will permit us to explore synergistic growth opportunities utilizing our core competencies.

There are uncertainties and risks associated with our strategic plan, including with respect to implementation and outcome. We may decide to change, or to not implement, one or more elements of the plan over time or we may not be successful in implementing one or more elements of the plan, in each case for a number of reasons. For example, we may face significant challenges and risks expanding into an impact investing business including:

●	our ability to compete with the large number of other companies pursuing similar business opportunities, many of which already have established businesses in the geographic regions we are targeting and/or have greater financial, strategic, technological or other resources than we have;
●	our ability to obtain financing on terms we consider acceptable, or at all, which we may need, for example, to develop new projects, to obtain desired technology, personnel, or intellectual property, to acquire one or more existing businesses as a platform for our expansion, or to fund internal research and development;
●	our ability to provide services or products that keep pace with rapidly changing technology, customer preferences, equipment costs, increasing raw materials and transportation costs, market conditions and other factors that currently are unknown to us that will impact these markets;
●	our ability to manage the risks and uncertainties associated with our operating the facilities and projects in this line of business, including the variability of revenues and profitability of such projects;
●	our ability to devote the management and other resources required to successfully implement this plan; and
●	our ability to recruit appropriate employees and address labor market challenges in those geographic regions in which we intend to operate.

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Apart from the risks associated with implementing the plan, the plan itself will expose us to other risks and uncertainties once implemented. Expanding our geographic base will subject us to risks associated with doing business in new regions where we will have to learn the local business and political environment. In addition, expanding into new technologies will expose us to new risks and uncertainties that are unknown to us now in addition to the risks and uncertainties that may be similar to those we now face. The success of the plan, once implemented, will depend, among other things, on our ability to manage these risks effectively. There is no assurance that the plan will enhance shareholder value through long-term growth of the Company to the extent currently anticipated by our management or at all.

We may engage in transactions with businesses or entities affiliated with our executive officers, directors or major shareholders which may raise potential conflicts of interest.

In carrying out our impact investing strategy, we may decide to enter into a transaction or acquire a business affiliated with our executive officers, directors or one or more of our major shareholders. We would pursue a transaction with an affiliated entity if we determined that such affiliated entity met our criteria and guidelines for a business combination or other transaction, and such transaction was approved by a majority of our independent and disinterested directors. We may not obtain an opinion from an independent investment banking firm or another independent entity regarding the fairness to the Company from a financial point of view of such a business combination or transaction. In the event of a transaction with an affiliated entity, potential conflicts of interest may exist and, as a result, the terms of the transaction may not be as advantageous to our public shareholders as they would be absent any conflicts of interest. We have entered into transactions with affiliated entities in the past and expect to do so in the future under the conditions set forth herein.

We may not be able to successfully conclude the transactions or integrate the businesses which we may acquire in the future, which could materially and adversely affect our business, financial condition, future results and cash flow.

We intend to carry out our impact investing strategy primarily through acquisitions. Integrating acquisitions is often costly, and we may be unable to successfully integrate our acquired businesses with our existing operations without substantial costs, delays or other adverse operational or financial consequences. Integrating our acquired businesses involves a number of risks that could materially and adversely affect our business, including:

●	failure of the acquired businesses to achieve the results we expect;
●	inability to retain key personnel of the acquired businesses;
●	risks associated with unanticipated events or liabilities; and
●	the difficulty of establishing and maintaining uniform standards, controls, procedures and policies, including accounting controls and procedures.

If any of our acquired businesses suffers customer dissatisfaction or performance problems, this could adversely affect our reputation and could materially and adversely affect our business, financial condition, future results and cash flow.

Although we have identified general criteria and guidelines that we believe are important in evaluating prospective target businesses, we may enter into business combinations that do not have attributes entirely consistent with our general criteria and guidelines.

Although we have identified general criteria and guidelines for evaluating prospective target businesses that fall within our impact investing strategy, it is possible that we may acquire or enter into transactions with a target business which will not meet all of these criteria. If shareholder approval of the transaction is required by applicable law or other requirements, or we decide to obtain shareholder approval for business or other reasons, it may be more difficult for us to attain shareholder approval of those business combinations if the target business does not meet our general criteria and guidelines.

We may make future acquisitions or form partnerships and joint ventures that may involve numerous risks that could impact our financial condition, results of operations and cash flows.

Our impact investing strategy may include expanding our scope of products and services organically or through selective acquisitions, investments or creating partnerships and joint ventures. We may selectively acquire other businesses, product or service lines, assets or technologies that are complementary to our business. We may be unable to find or consummate future acquisitions at acceptable prices and terms, or we may be unable to integrate existing or future acquisitions effectively and efficiently and may need to divest those acquisitions. We expect to continually evaluate potential acquisition opportunities in the ordinary course of business. Acquisitions involve numerous risks, including among others:

●	our evaluation of the synergies and/or long-term benefits of an acquired business;
●	integration difficulties, including challenges and costs associated with implementing systems, processes and controls to comply with the requirements of a publicly-traded company;
●	diverting management’s attention;
●	litigation arising from acquisition activity;
●	potential increased debt leverage;
●	potential issuance of dilutive equity securities;
●	entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;
●	unanticipated costs and exposure to undisclosed or unforeseen liabilities or operating challenges;
●	potential goodwill or other intangible asset impairments;
●	potential loss of key employees and customers of the acquired businesses, product or service lines, assets or technologies;
●	our ability to properly establish and maintain effective internal controls over an acquired company; and
●	increasing demands on our operational and IT systems.

The success of acquisitions of businesses, new technologies and products, or arrangements with third parties is not always predictable and we may not be successful in realizing our objectives as anticipated. Furthermore, any future credit facility entered into in connection with such acquisitions may contain certain financial and operational covenants that limit, or that may have the effect of limiting, among other things, the payment of dividends, acquisitions, capital expenditures, the sale of assets and the incurrence of additional indebtedness.

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We could be exposed to significant liability for violations of hazardous substances laws because of the use or presence of such substances at our facilities or properties.

Our impact investing business operations will be subject to numerous federal, regional, state and local statutory and regulatory standards relating to the generation, handling, transportation, use, storage, treatment and disposal of hazardous substances. If any hazardous substances are found to have been released into the environment at or by one of our facilities or on one of our properties in concentrations that exceed regulatory limits, we could become liable for the investigation and removal of those substances, regardless of their source and time of release. If we fail to comply with these laws, ordinances or regulations (or any change thereto), we could be subject to, among other things, civil or criminal liability, the imposition of liens or fines, the cessation of operations, or substantial expenditures necessary to bring our operations into compliance. Furthermore, under certain federal and states laws, we can be held liable for the cleanup of releases of hazardous substances at any of our current or former facilities or at any other locations where we arranged for disposal of those substances, even if we did not cause the release at that location or if the release complied with applicable law at the time it occurred. Liability under these laws can be joint and several. The cost of any remediation activities in connection with a spill or other release of such substances could be significant and could expose us to significant liability.

Our operations could be adversely impacted by climate change.

Our environmental services operations may be susceptible to losses and interruptions caused by extreme weather conditions such as droughts, hurricanes, floods, wildfires, and water or other natural resource shortages, occurrences of which may increase in frequency and severity as a result of climate change. Climate change may also produce general changes in weather or other environmental conditions, including temperature or precipitation levels. To the extent weather conditions continue to be impacted by climate change, our environmental services operations and facilities may be adversely impacted in a manner that we could not predict which may in turn adversely impact our results of operations. In addition, the potential physical effects of climate change, such as increased frequency and severity of storms, floods, and other climatic events, could disrupt our operations and cause us to incur significant costs to prepare for or respond to these effects.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to carry out our impact investing strategy.

If we are deemed to be an investment company under the Investment Company Act, our activities may be subject to, among other things, restrictions on the nature of our investments and the issuance of securities, each of which may make it difficult for us to carry out our planned impact investing strategy. In addition, we may be subject to additional requirements including: (i) registration as an investment company with the SEC; (ii) adoption of a specific form of corporate structure; and (iii) reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to. Compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to carry out our impact investing strategy.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business will include identifying and completing business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor. We do not believe that our principal activities will subject us to registration under the Investment Company Act.

Risks Related to our Common Stock

Our common stock is illiquid and the price of our common stock may be negatively impacted by any negative operational results and factors unrelated to our operations.

Our common stock is quoted on the OTCQB trading on the OTCQB is frequently highly volatile, with low trading volume. We have experienced significant fluctuations in the price and trading volume of our common stock, which may be caused by factors relating to our business and operational results and/or factors unrelated to the Company, including general market conditions. An active market for our common stock may never develop, in which case it could be difficult for stockholders to sell their common stock. The market price of our common stock could continue to fluctuate substantially.

Trading of our stock is restricted by the SEC’s “penny stock” regulations and certain FINRA rules, which may limit a stockholder’s ability to buy and sell our common stock.

Our securities are covered by certain “penny stock” rules, which impose additional sales practice requirements on broker-dealers who sell low-priced securities to persons other than established customers and accredited investors. For transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale, among other things. These rules may affect the ability of broker-dealers and holders to sell our common stock and may negatively impact the level of trading activity for our common stock. To the extent our common stock remains subject to the penny stock regulations, such regulations may discourage investor interest in and adversely affect the market liquidity of our common stock.

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The Financial Industry Regulatory Authority (FINRA) has adopted rules that require a broker-dealer, when recommending an investment to a customer, to have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit an investor’s ability to buy and sell our common stock and could have an adverse effect on the market for our shares.

If we issue and sell additional shares of our common stock in the future, our existing stockholders will be diluted and our stock price could fall.

Our articles of incorporation authorize the issuance of up to 1,000,000,000 shares of common stock, of which, as of September 30, 2025, 112,282,745 shares were outstanding and 18,855,879 shares were reserved for issuance under our stock incentive plan and other outstanding options or warrants. As a result, we have a large number of shares of common stock that are authorized for issuance that are not outstanding or otherwise reserved, and could be issued at the discretion of our Board of Directors. We expect to seek additional financing in the future in order to fund our operations, and if we issue additional shares of common stock or securities convertible into common stock, our existing stockholders will be diluted. Our Board of Directors may also choose to issue shares of our common stock or securities convertible into or exercisable for our common stock to acquire assets or companies, for compensation to employees, officers, directors, consultants and advisors, to fund capital expenditures and to enter into strategic partnerships. Additionally, shares of common stock could be issued for anti-takeover purposes or to delay or prevent changes in control or management of the Company. Our Board of Directors may determine to issue shares of our common stock on terms that our stockholders do not believe enhance stockholder value, or that may ultimately have an adverse effect on our business or the trading price of our common stock. Further, the issuance of any such shares may cause further dilution to the ownership interest of our current stockholders, reduce the book value per share of our common stock and may contribute to a reduction in the market price for our common stock.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Certain of our executive officers, directors and stockholders own a significant percentage of our outstanding capital stock. As of September 30, 2025, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 48.9% of our outstanding shares of common stock. Accordingly, our directors, executive officers and certain stockholders have significant influence over our affairs due to their substantial stock ownership coupled with their positions on our management team. For example, these stockholders may be able to control or influence elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that some of our stockholders may believe is in their best interest.

We are subject to the reporting requirements of federal securities laws, compliance with which involves significant time, expense and expertise.

We are a public reporting company and are subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including the obligations imposed by the Sarbanes-Oxley Act of 2002. The ongoing costs associated with preparing and filing annual, quarterly and current reports, proxy statements and other information with the SEC in the ordinary course, as well as preparing and filing audited financial statements, are significant and may cause unexpected increases in operational expenses. Our present management team is relatively small and may be unable to manage the ongoing costs and compliance effectively. It may be time consuming, difficult and costly for us to hire additional financial reporting, accounting and other finance staff in order to build and retain a management team with adequate expertise and experience in operating a public company.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

The continued operation and expansion of our business will require substantial funding. We have paid no cash dividends on any of our capital stock to date and we currently intend to retain our available cash to fund the development and growth of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock, which may never occur.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds: None

Item 3. Defaults Upon Senior Securities: None

Item 4. Mine Safety Disclosures:

The information concerning mine safety violations and other regulatory matters is filed as Exhibit 95 to this Form 10-Q pursuant to the requirements of Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K (17 CFR 229.104).

Item 5. Other Information: None

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Item 6. Exhibits

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated September 14, 2011, by and between Stevia First Corp. and Legend Mining Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.1	Articles of Incorporation of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.1.2	Certificate of Amendment of Articles of Incorporation of Vitality Biopharma, Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on July 19, 2016.)

3.1.3	Articles of Merger, effective October 10, 2011 (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.4	Certificate of Change, effective October 10, 2011 (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.2.1	Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.2.2	Certificate of Amendment of Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 7, 2012.)

3.2.3	Bylaws of Malachite Innovations, Inc., effective as of November 10, 2021 (Incorporated by reference to Exhibit 3.2.3 to the registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 15, 2021.)

10.11#	Vitality Biopharma, Inc. 2021 Stock Incentive Plan (Incorporated by reference to Exhibit 99.1 to the registrant’s Registration Statement on Form S-8 filed with the SEC on September 3, 2021.)

10.12	Amended and Restated Revolving Promissory Note, dated as December 4, 2023, made by the Company, in favor of Independence Bank in the amount of $1,000,000 (Incorporated by reference to Exhibit 10.12 to the registrant’s Form 10-Q/A for the period ending March 31, 2024 filed on August 8, 2024).

10.13	Revolving Collateral Note, dated as June 16, 2023, made by Range Environmental Resources, Inc. and Range Natural Resources, Inc., in favor of Independence Bank in the amount of $1,000,000 (Incorporated by reference to Exhibit 10.13 to the registrant’s Form 10-Q/A for the period ending March 31, 2024 filed on August 8, 2024).

10.14	Secured Promissory Note, dated August 31, 2023, made by Collins Building and Contracting, Inc., in favor or Roger Collins in the principal amount of $2,035,250 (Incorporated by reference to Exhibit 10.14 to the registrant’s Form 10-Q/A for the period ending March 31, 2024 filed on August 8, 2024).

10.15	Secured Promissory Note, dated August 31, 2023, made by Collins Building and Contracting, Inc., in favor or Roger Collins in the principal amount of $2,000,000 (Incorporated by reference to Exhibit 10.15 to the registrant’s Form 10-Q/A for the period ending March 31, 2024 filed on August 8, 2024).

10.16	Purchase and Sale Agreement, dated as of March 31, 2025, by and among AppleAtcha Land, LLC, WV Reclaim Co, LLC and Range Sky View LLC (Incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed with the SEC on April 2, 2025.

10.17	Transaction Advisory Agreement by and among AppleAtcha Land, LLC, WV Reclaim Co, LLC and Range Sky View Land, LLC, effective as of May 30, 2025 (Incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed with the SEC on June 4, 2025).

10.18	Purchase and Sale Agreement by and between WV Reclaim Co, LLC and Range Sky View Land LLC effective June 30, 2025 (Incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed with the SEC on July 3, 2025).

10.19	Assignment and Assumption Agreement by and between AppleAtcha Land LLC and Range Sky View Land LLC effective July 1, 2025 (Incorporated by reference to Exhibit 10.2 to the registrant’s Form 8-K filed with the SEC on July 3, 2025).

10.20	Non-Revolving Collateral Note dated September 26, 2025, by and between the Company and Independence Bank.*

31.1	Certification of Chief Executive Officer (Principal Executive Officer) Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934*

31.2	Certification of Chief Financial Officer (Principal Accounting Officer) Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934*

32.1	Certification of Chief Executive Officer (Principal Executive Officer) Pursuant to Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002†

32.2	Certification of Chief Financial Officer (Principal Accounting Officer) Pursuant to Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002†

95	Mine Safety Disclosures

101.INS	Inline XBRL Instance Document *

101.SCH	Inline XBRL Taxonomy Extension Schema Document *

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase *

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document *

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document *

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document *

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Furnished herewith.

* Filed herewith.

# Indicates a management contract or any compensatory plan, contract or arrangement.

34

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RANGE IMPACT, INC.

By:	/s/ Michael Cavanaugh
Michael Cavanaugh
Chief Executive Officer
(Principal Executive Officer)

Date: November 14, 2025

35

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated September 14, 2011, by and between Stevia First Corp. and Legend Mining Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.1	Articles of Incorporation of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.1.2	Certificate of Amendment of Articles of Incorporation of Vitality Biopharma, Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on July 19, 2016.)

3.1.3	Articles of Merger, effective October 10, 2011 (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.4	Certificate of Change, effective October 10, 2011 (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.2.1	Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.2.2	Certificate of Amendment of Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 7, 2012.)

3.2.3	Bylaws of Malachite Innovations, Inc., effective as of November 10, 2021 (Incorporated by reference to Exhibit 3.2.3 to the registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 15, 2021.)

10.11#	Vitality Biopharma, Inc. 2021 Stock Incentive Plan (Incorporated by reference to Exhibit 99.1 to the registrant’s Registration Statement on Form S-8 filed with the SEC on September 3, 2021.)

10.12	Amended and Restated Revolving Promissory Note, dated as December 4, 2023, made by the Company, in favor of Independence Bank in the amount of $1,000,000 (Incorporated by reference to Exhibit 10.12 to the registrant’s Form 10-K/A filed with the SEC on August 8, 2024.)

10.13	Revolving Collateral Note, dated as June 16, 2023, made by Range Environmental Resources, Inc. and Range Natural Resources, Inc., in favor of Independence Bank in the amount of $1,000,000. (Incorporated by reference to Exhibit 10.13 to the registrant’s Form 10-K/A filed with the SEC on August 8, 2024.)

10.14	Secured Promissory Note, dated August 31, 2023, made by Collins Building and Contracting, Inc., in favor or Roger Collins in the principal amount of $2,035,250. (Incorporated by reference to Exhibit 10.14 to the registrant’s Form 10-K/A filed with the SEC on August 8, 2024.)

10.15	Secured Promissory Note, dated August 31, 2023, made by Collins Building and Contracting, Inc., in favor or Roger Collins in the principal amount of $2,000,000 (Incorporated by reference to Exhibit 10.15 to the registrant’s Form 10-K/A filed with the SEC on August 8, 2024.)

10.16	Purchase and Sale Agreement, dated as of March 31, 2025, by and among Appleatcha Land, LLC, WV Reclaim Co, LLC and Range Sky View LLC (Incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed with the SEC on April 2, 2025.

10.17	Transaction Advisory Agreement by and among AppleAtcha Land, LLC, WV Reclaim Co, LLC and Range Sky View Land, LLC, effective as of May 30, 2025 (Incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed with the SEC on June 4, 2025).

10.18	Purchase and Sale Agreement by and between WV Reclaim Co, LLC and Range Sky View Land LLC effective June 30, 2025 (Incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed with the SEC on July 3, 2025).

10.19	Assignment and Assumption Agreement by and between AppleAtcha Land LLC and Range Sky View Land LLC effective July 1, 2025 (Incorporated by reference to Exhibit 10.2 to the registrant’s Form 8-K filed with the SEC on July 3, 2025).

10.20	Non-Revolving Collateral Note dated September 26, 2025, by and between the Company and Independence Bank.*

31.1	Certification of Chief Executive Officer (Principal Executive Officer) Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934*

31.2	Certification of Chief Financial Officer (Principal Accounting Officer) Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934*

32.1	Certification of Chief Executive Officer (Principal Executive Officer) Pursuant to Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002†

32.2	Certification of Chief Financial Officer (Principal Accounting Officer) Pursuant to Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002†

95	Mine Safety Disclosures

101.INS	Inline XBRL Instance Document *

101.SCH	Inline XBRL Taxonomy Extension Schema Document *

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase *

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document *

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document *

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document *

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Furnished herewith.

* Filed herewith.

# Indicates a management contract or any compensatory plan, contract or arrangement.

36

Exhibit 10.20

NON-REVOLVING COLLATERAL NOTE

$1,800,000.00	Independence, Ohio	September 26, 2025

FOR VALUE RECEIVED, each of the undersigned1, jointly and severally, absolutely and unconditionally promises to pay not later than JUNE 30, 2030 (“Maturity Date”) to the order of INDEPENDENCE BANK (“Bank”), an Ohio banking organization, its successors and assigns, at Bank’s office located at 4401 Rockside Road, Independence, Ohio 44131 or at such other place as Bank may from time to time designate in writing, the principal sum of ONE MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS (USD $1,800,000.00) or such portion thereof as shall have been advanced by Bank under this Non-Revolving Collateral Note (this “Note”) to or for the benefit of the undersigned2, together with interest accruing from the disbursement date hereof at the rate and frequency as set forth herein, computed on the basis of a year consisting of 360 days, but applied to the actual number of days elapsed, at the fixed rate of SEVEN AND THREE-QUARTERS PERCENT (7.75%) per annum. No portion of the unpaid principal owing under this Note and repaid by any of the undersigned shall be available for redisbursement.

As a condition to Bank’s funding of the principal proceeds hereunder, Bank shall receive from the undersigned (i) a loan origination fee in the amount of $4,500.00 and (ii) all of Bank’s out-of-pocket costs, fees, and expenses incurred in connection with this Note, including, but not limited to, Bank’s legal fees.

Prior to the Maturity Date, Bank shall have received the following periodic payments under this Note, in the amounts, frequency, and on the dates described immediately below, unless repayment is required sooner by reason of default hereunder by the undersigned and acceleration thereafter by Bank.

A. QUARTERLY interest only payments, due and payable in arrears, computed at the interest rate set forth above, for THREE (3) consecutive calendar quarters, payable on JUNE 30, 2025, SEPTEMBER 30, 2025, and DECEMBER 30, 2025, then;

8. QUARTERLY fixed principal payments, each in the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS (USD $100,000.00), PLUS accrued interest computed at the rate set forth above, for EIGHTEEN (18} consecutive calendar quarters, payable on MARCH 30, 2026, JUNE 30, 2026, SEPTEMBER 30, 2026, and DECEMBER 30, 2026, and continuing on the same day of each calendar quarter thereafter until JUNE 30, 2030, the Maturity Date of this Note, on which date all unpaid principal owing to Bank under this Note shall be due and payable in full, together with all unpaid and accrued interest owing to the Bank hereunder and any other fees, charges and costs payable hereunder.

1 With Bank’s consent and agreement of each of the undersigned, RANGE NATURAL RESOURCES, INC., a West Virginia corporation, licensed to transact business in Ohio (“RNR”), a co-borrower of the indebtedness evidenced under Bank’s loan no. 85219, is hereby released from all payment liabilities and performance obligations owing to Bank with respect 10 the indebtedness evidenced hereunder, By executing this Note, each of the undersigned consents lo the release of RNR as to the indebtedness evidenced hereunder without affecting each or the undersigned’s joint and several payment liabilities and performance obligations owing to Bank under this Note and the Loan Documents (as defined herein), together with any and all amendments, modifications, renewals, and extensions thereto.

2 By agreement mutual agreement among each of the undersigned and Bank, pursuant to that certain Disbursement Order of approximately even date herewith, the proceeds of this Note will be used to consolidate, replace, and refinance Bank’s loan nos. 84816, in the unpaid principal amount of $1,000,000.00, and 85219, in the unpaid principal amount of $800,000.00, such that the proceeds of this Note paid in full the indebtedness owing to Bank under said loans in the aggregate amount of $l,800,000.00, as of the date hereof; provided, however, that any and all collateral items securing or acquired with disbursements from said loans will now secure each of the undersigned’s joint and several payment liabilities and performance obligations owing to Bank under this Note and the Loan Documents (as defined herein).

C. Notwithstanding anything set forth above, all sums due under this Note, both principal and interest, together with any other fees, charges and costs payable hereunder, if not sooner paid, shall be due and payable on the Maturity Date. Each of the undersigned acknowledges that notwithstanding the periodic payment amounts set forth above, the payment due on the Maturity Date will be a final payment consisting of (i) all accrued and unpaid interest and any other fees, charges and costs and (ii) the entire unpaid principal balance owing hereunder. If any periodic payment due hereunder shall become payable on a day other than a day on which Bank is open for business or payable on February 29 in a leap year, such payment shall be extended to the next succeeding business day and interest thereon shall be payable at the rate herein specified during the extension.

Prior to or after the Maturity Date, upon default in payment of any principal or interest when due, or upon any other default under the terms of this Note, the principal of and unpaid interest owing under this Note shall thereafter until paid in full bear interest at the rate of Four Percent (4%) per annum above the rate otherwise specified in this Note, but in no event shall the interest rate applicable to this Note prior to or after the Maturity Date exceed the maximum permissible interest rate allowed by law. The books and records of Bank shall be the best evidence of the principal amount and the unpaid interest amount owing at any time hereunder and shall be conclusive absent manifest error. If the balance owing under this Note shall exceed its face amount, the undersigned shall pay to Bank such excess on demand.

All payments hereunder shall be made in immediately available United States funds, without invoice, demand, set-off or counterclaim. Any prepayment(s) of principal prior to the Maturity Date shall be applied to the unpaid principal due hereunder and shall not postpone the due dates of the remaining payments required under this Note. If any payment applied by Bank to this Note is subsequently set aside, recovered, rescinded or otherwise required to be returned or disgorged by Bank for any reason (pursuant . to bankruptcy proceedings, fraudulent conveyance statutes, or otherwise), this Note shall be deemed to have continued in existence, notwithstanding the application, and this Note shall be enforceable as to the amount of such payment(s) as fully as if Bank had not received and applied the payment(s).

The undersigned, RANGE ENVIRONMENTAL RESOURCES, INC., a West Virginia corporation, duly licensed by the Ohio Secretary of State as a foreign for-profit corporation assigned Ohio entity number 4872102 effective May 20, 2022 (“Debtor”), has caused to be deposited with and hereby pledges to Bank as security for the payment of this Note and every other liability of each of the undersigned to Bank, whether joint or several, absolute or contingent, due or not due, and whether heretofore or hereafter contracted or existing, and in whatsoever manner acquired by or accruing to Bank, whether prior to or after the Maturity Date and whether the same have been or shall be participated, in whole or in part, to others by trust agreement or otherwise (all of the foregoing hereinafter referred to as “Obligations”), the following described property:

The items of equipment. related parts, and machinery owned by Debtor listed on Exhibit A attached hereto and incorporated herein by reference and any and all proceeds derived therefrom, together with any and all future attachments, enhancements, and replacements thereto, wheresoever situated all as further described in those commercial security agreements given by Debtor to Bank dated June 20, 2023, November 3, 2023, and December 20, 2024 respectively, the terms and conditions of which, including any and all attachments thereto and amendments thereof, arc incorporated herein by reference, together with all UCC financing statements and any exhibits relating thereto, and any all amendments thereof, the terms and conditions of which are also incorporated herein by reference.

The undersigned may prepay all or any portion of the principal sum hereof at any time without penalty. All payments and other amounts received by Bank shall be credited first to any accrued but unpaid interest owing under this Note and then to the principal amount outstanding hereunder. In the event of a principal prepayment, the amount of the monthly payments of interest on this Note shall be decreased to reflect the reduced amount of principal outstanding under this Note.

2

All instruments and documents executed in connection with, or given as security for, this Note shall hereinafter be referred to collectively as the “Loan Documents.” The terms and conditions of the Loan Documents are made a part hereof and incorporated herein by this reference and each of the undersigned and any guarantor(s) hereof covenant and agree to perform or cause to be performed all of the terms, conditions, covenants and agreements of the Loan Documents as fully as if such terms, conditions, covenants and agreements were set forth at length herein. Any and all references in this Note to any other document(s), including any of the Loan Documents, shall be references to such document(s) as the same may from time to time be modified, amended, renewed, consolidated or extended.

Bank and any subsequent holder of this Note shall have the right to accelerate the Maturity Date and to require additional or replacement collateral, if Bank or any subsequent holder shall in good faith deem itself insecure any time that the prospect of payment hereunder is impaired or the value of any collateral securing this Note declines in value. At the option of Bank or any subsequent holder of this Note, all of the Obligations shall become immediately due and payable without notice or demand upon the occurrence of any of the following events of default: (i) failure of the undersigned, with or without demand or notice, to deliver additional or replacement collateral to secure this Note satisfactory to Bank; (ii) default in the payment or performance of any liability of the undersigned with respect to any of the Obligations or if any maker, endorser or guarantor of any of the Obligations shall default in the payment or performance pertaining thereto; (iii) failure to pay when due any insurance premium for any property (real or personal) now or hereafter held as collateral for this Note; (iv) upon the death or mental incompetency of any of the undersigned, if applicable; (v) if any of the undersigned entities terminates or dissolves its business operations, fails. to maintain its legal existence, abandons any collateral now or hereafter securing this Note; (v) if any of the undersigned becomes insolvent -or unable to pay debts as they mature or makes an assignment for the benefit of creditors or if any proceeding is instituted by or against any of the undersigned under any bankruptcy, insolvency or similar laws or any judgment is entered or any writ of attachment, garnishment or execution or tax lien is issued or. levied against any of the undersigned or any of the undersigned’s respective property(ies); (vi) upon the sale of any assets other than bona fide sale transactions in the ordinary course of business directly or indirectly by any of the undersigned; or (vii) failure by any of the undersigned to pay, when due, any federal, state, or local tax, assessment, withheld tax, or any similar tax obligation.

Upon the occurrence of any event of default, and at any time thereafter, Bank or any subsequent holder of this Note shall have the rights and remedies of a secured party under the Ohio Uniform Commercial Code, as amended from time to time, and the right to sue for, collect or make any compromise or settlement Bank deems acceptable. Any deposits or other sums at any time credited by or due from Bank or any subsequent holder of this Note to any maker, endorser or guarantor hereof and any securities or other property of any maker, endorser or-guarantor hereof in the possession of Bank or any subsequent holder of this Note may at all times be held and treated as collateral security for payment of the Obligations of the undersigned hereunder. Bank or any subsequent holder of this Note may apply or · set off such deposits or other sums at any time against any matured portion(s) of the payment obligations hereunder as to any maker, endorser or guarantor hereof. No delay or omission on the part of Bank or any subsequent holder of this Note in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or as a waiver of any other right or remedy under this Note. Any waiver hereunder by Bank shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

Upon any sale, transfer or pledge of this Note, the holder hereof may transfer and deliver some or all of the collateral securing this Note without any responsibility for any act, omission or course of dealing of any holder hereof with respect to such collateral and without terminating or otherwise affecting Bank’s security interest in any collateral retained by Bank as and for security for any of the Obligations owing to Bank, and until payment in full of all of the Obligations, any and collateral retained by Bank with respect to the Obligations shall continue to secure, in accordance with the terms and conditions as set forth herein, any of the unpaid Obligations owing to Bank :notwithstanding any surrender of this Note. Neither Bank nor any subsequent holder of this Note shall be bound to take any steps necessary to preserve any rights in the collateral against prior parties, which the-undersigned hereby assumes to do. Neither Bank nor any subsequent holder of this Note shall have any duty to exercise any warrant or option, to make any presentment or collection, or to preserve any right of any kind as to any collateral held hereunder or to pay interest on any cash deposits held as collateral hereunder.

3

Each of the undersigned’s payment and performance agreements under this Note shall be (a) cross-defaulted with any existing or future indebtedness owing by any of the undersigned and/or any guarantor(s) hereof to Bank and (b) cross-collateralized, to the extent permitted by law, by each and every collateral interest now or hereafter held by or granted to Bank by any of the undersigned and/or any guarantor(s) hereof in respect of any real or personal property lien or security interest, including, without limitation, any or all of the collateral securing this Note. Any default under this Note shall automatically constitute a .default under any and all other indebtedness owing by any of the undersigned and/or any guarantor(s) hereof to Bank and any default by any of the undersigned and/or any guarantor(s) hereof under any other indebtedness owing to Bank shall automatically constitute a default hereunder.

If this Note is now or later signed by more than one person, it shall be the joint and several liability of all such persons, and shall be, binding upon each of their respective successors and permitted assigns. Except for any written notices required hereunder or under the any of the Loan Documents, each of the undersigned and any other endorser(s), guarantor(s), and, surety(ies) hereof jointly and severally waive presentment, protest, notice of protest, notice of dishonor, diligence in collection, the benefit of any: exemption under’ any homestead exemption laws, if applicable, and any and all other notices and matters of a like nature. All such endorser(s), guarantor(s), and surety(ies) consent to (i) any renewa1, extension or modification (whether one or more) of the terms of this Note (as agreed upon from time to time between the undersigned and Bank); (ii) the release or surrender, exchange or substitution of all or any·part of the collateral securing this Note; (iii) the granting of any other indulgences to any of the undersigned; and (iv) the taking or releasing of other or additional parties primarily or contingently liable hereunder; including Bank’s release of Range Natural Resources, Inc. from all payment liabilities and performance obligations owing to the Bank with respect to the indebtedness evidenced under this Note. Any such renewal, extension, modification, release, surrender, exchange or substitution may be made without notice to Borrower and any endorser(s), guarantor(s) and surety(ies) hereof and without affecting the liability of said parties hereunder.

Each ..of the undersigned represents to Bank that (i) the indebtedness evidenced by this Note has been and will be used solely for business purposes; (ii) that none of the indebtedness has been or will be used in any manner whatsoever for personal, family, educational or household purposes; (iii) that the indebtedness evidenced by this Note is an exempted transaction under the Truth-In-Lending Act, 15 U,S.C. §1601, et seq. and not a “consumer loan” or a “consumer transaction” as defined in O.R.C.§2323.13(E)(l) and (2), respectively; and (d) this Note constitutes a “contract of indebtedness” under O.R.C. §1319.02(A)(l). If this Note is placed in the hands of any attorney for collection or to defend or enforce any rights or remedies hereunder, each of the undersigned agrees to pay, to the extent permitted by law, including, without limitation, O.R.C. §1319.02, all reasonable attorneys’ fees, together with all court costs and related expenses paid or incurred by Bank or any holder of this Note. As used herein, the term “holder” shall mean the payee or other endorsee of this Note, who is in possession of this Note or the bearer of this Note, if this Note is at the time payable to bearer.

So long as any indebtedness remains unpaid under this Note, each of the undersigned shall furnish to Bank financial statements certified by each of the undersigned, in form and content satisfactory to Bank, together with such additional financial documents and/or information as may be reasonably requested by Bank from time to time, including., without limitation, signed copies of federal tax returns, together with any and all exhibits, each of the undersigned files annually with the Internal Revenue Service. Such financial statements shall be furnished to Bank by each of the undersigned at such annual or interim rime periods as Bank shall require from time to time. The failure by the undersigned to furnish the aforesaid financial statements, information, and documents shall be an event of default hereunder.

4

Each of the undersigned further represents to Bank: (i) that the execution and delivery of this Note and the Obligations required hereunder do not violate any law, conflict with any agreement by which any of the undersigned is bound, or require the consent or approval of any governmental authority or any other party or-person; (ii) that this Note is a valid and binding agreement, enforceable according to its terms; (iii) that all financial information furnished to Bank is accurate and fairly reflects the financial condition of the organization and/or person to which such financial information applies as of the effective date of such information, and the financial condition has not changed materially or adversely since the effective date(s); (iv) that each undersigned entity is duly organized, existing and in good standing pursuant to the laws of the state under which it is organized and the execution and delivery of this Note have been duly authorized by all necessary action of its governing body and do not contravene the terms of the organizational documents governing its business affairs; and (v) as of the effective date of this Note, there exists no claims, setoffs or defenses or rights to claims, setoffs or defenses by or on behalf of each of the undersigned as against Bank or any of Bank’s agents or representatives under any of the Loan Documents or in respect to any of the Obligations owing to Bank under this Note.

(JURY TRIAL WAIVER) EACH OF THE UNDERSIGNED WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BANK (OR ANY SUBSEQUENT HOLDER OF THIS NOTE) AND THE UNDERSIGNED ARISING OUT OF OR IN CONNECTION WITH THIS NOTE OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR ‘DELIVERED IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE ABILITY OF BANK (OR ANY SUBSEQUENT HOLDER OF THIS NOTE) TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THIS NOTE, ANY GUARANTY OF PAYMENT OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT RELATED THERETO.

Each of the undersigned hereby authorizes any attorney at law to appear in any court of record in the State of Ohio or in any other state or territory of the United States at any time after the above indebtedness becomes due, and to waive the issuance of service of process and to confess judgment against any one or more or all of the undersigned in favor of Bank (or any holder of this Note) for the amount then appearing due, together with interest at the rate provided for herein, and the costs of suit, together with any other charges, costs, and fees owing hereunder, and thereupon to waive and release all errors in said proceeding(s) and judgment(s), all petitions in error, all stays of execution, and all rights of (appeal from the judgment(s) rendered. No such judgment or judgments against less than all of the undersigned shall be a bar to any subsequent judgment or judgments against any one or more of the undersigned against whom judgment has n9t been obtained hereon; this being a joint and several warrant of attorney to confess judgment. The within warrant of attorney shall survive any judgment, it being understood that should any judgment be vacated for any reason, this warrant of attorney may nevertheless be used to obtain one or more additional judgment(s). This provision and the rights herein granted shall not be affected by the death, dissolution or liquidation of the undersigned.

5

This Note has been executed by each of the undersigned and delivered to Bank as of the date first written above.

WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

RANGE ENVIRONMENTAL RESOURCES, INC., by West Virginia corporation, licensed to transact business in Ohio		RANGE IMPACT, INC., a Nevada corporation, licensed to transact business in Ohio, and successor by merger with Malachite Innovations, lnc.[3]

By:	/s/ Michael Cavanaugh	By:	/s/ Michael Cavanaugh
	Michael Cavanaugh		Michael Cavanaugh
	Chief Executive Officer		Chief Executive Officer

CLV Azurite Land LLC.		RANGE SKY VIEW LAND, LLC,
an Ohio limited liability company		an Ohio limited liability company

By:	/s/ Michael Cavanaugh	By:	/s/ Michael Cavanaugh
	Michael Cavanaugh Manager and Chief Executive Officer		Michael Cavanaugh Manager and Chief Executive Officer

WARNING-BY SIGNING THIS PAPER YOU GIVE· UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

(Address as to all signatories above: 200 Park Avenue, Ste. 400, Cleveland, OH 44122)

LOAN NO.:	____________

MATURITY DATE:	JUNE 30, 2030

3 Effective on or about December 14, 2023, Malachite Innovations, Inc. (“Malachite”), formerly a Nevada corporation and sole borrower of the indebtedness evidenced wider Bank’s loan no. 84816, was dissolved in connection with its merger into Range Impact, Inc., a Nevada corporation and the successor sole borrower under Bank’s loan no. 84816. Effective on or about December 28, 2023, Range Impact, Inc. amended Malachite’s foreign license application in Ohio under Ohio Secretary of State Doc. No. 202336204220, thereby enabling Range Impact, Inc. to transact business in Ohio under Malachite’s foreign corporation entity License Number 435902.

6

Exhibit 31.1

CERTIFICATION

I, Michael Cavanaugh, certify that:

1.	I have reviewed this report on Form 10-Q for the quarterly period ended September 30, 2025 of Range Impact, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of the internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2025

By:	/s/ Michael Cavanaugh
Name	Michael Cavanaugh
Title:	Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION

I, Patricia Missal, certify that:

1.	I have reviewed this report on Form 10-Q for the quarterly period ended September 30, 2025 of Range Impact, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of the internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2025

By:	/s/ Patricia Missal
Name:	Patricia Missal
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, Michael Cavanaugh, the Chief Executive Officer of Range Impact, Inc. (the “Company”), hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to his knowledge, the Quarterly Report on Form 10-Q for the period ended September 30, 2025, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the information contained in the Quarterly Report on Form 10-Q fairly presents in all material respects the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

/s/ Michael Cavanaugh
Michael Cavanaugh
Chief Executive Officer
(Principal Executive Officer)

Date: November 14, 2025

This certification accompanies this Quarterly Report on Form 10-Q pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed filed by the Company for purposes of Section 18 of the Exchange Act. Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Exhibit 32.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, Patricia Missal, the Chief Financial Officer of Range Impact, Inc. (the “Company”), hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to her knowledge, the Quarterly Report on Form 10-Q for the period ended September 30, 2025, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the information contained in the Quarterly Report on Form 10-Q fairly presents in all material respects the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

/s/ Patricia Missal
Patricia Missal
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: November 14, 2025

This certification accompanies this Quarterly Report on Form 10-Q pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed filed by the Company for purposes of Section 18 of the Exchange Act. Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Exhibit 95

Range Impact

Mine Safety and Health Administration Data

Form 10-Q for the 3Q25

Three Months Ended September 30, 2025
MSHA Mine ID	Operator Name	Significant and Substantial Citations Issued (Section 104 of the Mine Act)	Failure to Abate Orders (Section 104(b) of the Mine Act)	Unwarrantable Failure Citations / Orders Issued (Section 104(d) of the Mine Act)	Flagrant Violations (Section 110(b)(2) of the Mine Act)	Imminent Danger Orders Issued (Section 107(a) of the Mine Act)	Dollar Value of Proposed Civil Penalty Assessments	Mining Related Fatalities
4608377	Range Sky View Land LLC	4	-	-	-	-	302	-

Three Months Ended September 30, 2025
MSHA Mine ID	Operator Name	MSHA Pending Legal Actions (As of Last Day of Reporting Period)	New MSHA Dockets Commenced During Reporting Period	MSHA Dockets to Which Final Orders Were Expired (Not Appealed) During Reporting Period	Contests of Citations / Orders Referenced in Subpart B, 29 CFR Part 2700	Contests of Proposed Penalties Referenced in Subpart C, 29 CFR Part 2700	Complaints for Compensation Referenced in Subpart D, 29 CFR Part 2700	Complaints for Discharge, Discrimination or Interference Referenced in Subpart E, 29 CFR Part 2700	Applications for Temporary Relief Referenced in Subpart F, 29 CFR Part 2700	Appeals of Judges’ Decisions or Orders to FMSHRC Referenced in Subpart H, 29 CFR Part 2700
4608377	Range Sky View Land LLC	-	-	-	-	-	-	-	-	-

Nine Months Ended September 30, 2025
MSHA Mine ID	Operator Name	Significant and Substantial Citations Issued (Section 104 of the Mine Act)	Failure to Abate Orders (Section 104(b) of the Mine Act)	Unwarrantable Failure Citations / Orders Issued (Section 104(d) of the Mine Act)	Flagrant Violations (Section 110(b)(2) of the Mine Act)	Imminent Danger Orders Issued (Section 107(a) of the Mine Act)	Dollar Value of Proposed Civil Penalty Assessments	Mining Related Fatalities
4608377	Range Sky View Land LLC	22	-	-	-	-	5,371	-

Nine Months Ended September 30, 2025
MSHA Mine ID	Operator Name	MSHA Pending Legal Actions (As of Last Day of Reporting Period)	New MSHA Dockets Commenced During Reporting Period	MSHA Dockets to Which Final Orders Were Expired (Not Appealed) During Reporting Period	Contests of Citations / Orders Referenced in Subpart B, 29 CFR Part 2700	Contests of Proposed Penalties Referenced in Subpart C, 29 CFR Part 2700	Complaints for Compensation Referenced in Subpart D, 29 CFR Part 2700	Complaints for Discharge, Discrimination or Interference Referenced in Subpart E, 29 CFR Part 2700	Applications for Temporary Relief Referenced in Subpart F, 29 CFR Part 2700	Appeals of Judges’ Decisions or Orders to FMSHRC Referenced in Subpart H, 29 CFR Part 2700
4608377	Range Sky View Land LLC	-	-	-	-	-	-	-	-	-